Table of Contents

File No. 024-______________

As filed with the Securities and Exchange Commission on September 1, 2023

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated September 1, 2023

An offering statement pursuant to Regulation A relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

NxGen Brands, Inc.

240,000,000 Shares of Common Stock

By this Offering Circular, NxGen Brands, Inc., a Nevada corporation, is offering for sale a maximum of 240,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $_____[0.005-0.015] per share (the price to be fixed by a post-qualification supplement), pursuant to Tier 1 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). A minimum purchase of $5,000 of the Offered Shares is required in this offering; any additional purchase must be in an amount of at least $1,000. This offering is being conducted on a best-efforts basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds from this offering will become immediately available to us and may be used as they are accepted. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments.

Please see the “Risk Factors” section, beginning on page 4, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence within two days of the SEC’s qualification of the Offering Statement of which this Offering Circular forms a part; this offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion. (See “Plan of Distribution”).

Title of Securities Offered	Number of Units	Price to Public	Commissions(1)	Proceeds to Company(2)
Common Stock	240,000,000	$_____[0.005-0.015]	$-0-	$_____[1,200,000-3,600,000]
(1)	We do not intend to offer and sell the Offered Shares through registered broker-dealers or utilize finders. However, should we determine to employ a registered broker-dealer of finder, information as to any such broker-dealer or finder shall be disclosed in an amendment to this Offering Circular.
(2)	Does not account for the payment of expenses of this offering estimated at $20,000. See “Plan of Distribution.”

Our common stock is quoted in the over-the-counter under the symbol “NXGB” in the OTC Pink marketplace of OTC Link. On August 31, 2023, the closing price of our common stock was $0.0154 per share.

Investing in the Offered Shares is speculative and involves substantial risks, including the superior voting rights of our outstanding shares of our Series A Preferred Stock which precludes current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. Each share of Series A Preferred Stock has the right to 500 votes in all matters submitted to a shareholder vote. One of our officers and directors, as the owner of all outstanding shares of Series A Preferred Stock, will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares”).

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in Offered Shares.

No sale may be made to you in this offering if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to Qualified Purchasers” (page 17). Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This Offering Circular follows the disclosure format of Form S-1, pursuant to the General Instructions of Part II(a)(1)(ii) of Form 1-A.

The date of this Offering Circular is ______, 2023.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words anticipates, believes, continue, could, estimates, expects, intends, may, might, plans, possible, potential, predicts, projects, seeks, should, will, would and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the Risk Factors section. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the Risk Factors section and the unaudited consolidated financial statements and the notes thereto. Unless otherwise indicated, the terms we, us and our refer and relate to NxGen Brands, Inc., a Nevada corporation, including its subsidiaries.

Our Company

Our company was incorporated in the State of Nevada on August 27, 1997, as Auto Central USA, Inc. On February 20, 2002, our corporate name changed to General Defense Systems, Inc. On February 18, 2005, our corporate name changed to GenMedx, Inc. On June 19, 2013, our corporate name changed to Pyramidion Technology Group, Inc. On March 22, 2019, our corporate name changed to NxGen Brands, Inc.

Acquisition. In March 2023, we acquired the “Storm Lifestyles” brand and all related assets from American Metabolix, Inc., a company involved in the sale of nutritional supplements to consumers. We have determined to exploit the “Storm Lifestyles” brand, starting with the “Storm” brand nutritional supplements.

Change-in-Control. In July 2023, Joseph Lawanson, our Chief Executive Officer, was issued 1,000,000 shares of our Series A Preferred Stock, which possesses super voting rights, as a retention bonus, thereby acquiring control of our company.

We have created our own proprietary formulations for each of our products. On a batch-by-batch basis, we employ third-party manufacturers to produce and package our products on our behalf. (See “Business”)

Offering Summary

Securities Offered	240,000,000 shares of common stock, par value $0.0001 (the Offered Shares).
Offering Price	$_____[0.005-0.015] per Offered Share.
Shares Outstanding Before This Offering	69,412,899 shares issued and outstanding as of the date hereof.
Shares Outstanding After This Offering	309,413,232 shares issued and outstanding, assuming the sale of all of the Offered Shares hereunder.
Minimum Number of Shares to Be Sold in This Offering	None
Disparate Voting Rights	The outstanding shares of our Series A Preferred Stock possesses superior voting rights, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. Each share of Series A Preferred Stock has the right to 500 votes in all matters submitted to a shareholder vote. One of our officers and directors, Joseph Lawanson, owns all outstanding shares of our Series A Preferred Stock and will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares” and (“Security Ownership of Certain Beneficial Owners and Management”).
Investor Suitability Standards	The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.
Market for our Common Stock	Our common stock is quoted in the over-the-counter market under the symbol “NXGB” in the OTC Pink marketplace of OTC Link.
Termination of this Offering	This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering circular being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion.
Use of Proceeds	We will apply the proceeds of this offering for property leases, share buy-back allocation, loan repayments, marketing, joint venture co-investment allocation, legal and professional fees, inventory, staffing costs, general and administrative expenses and working capital. (See “Use of Proceeds”).
Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.
Corporate Information	Our principal executive offices are located at 8466 Violet Court, Arvada, Colorado 80007; our telephone number is (720) 844-6076; our corporate website is located at www.nxgenbrands.com. No information found on our company’s website is part of this Offering Circular.

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Continuing Reporting Requirements Under Regulation A

As a Tier 1 issuer under Regulation A, we will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A) upon the termination of this offering. We will not be required to file any other reports with the SEC following this offering.

However, during the pendency of this offering and following this offering, we intend to file quarterly and annual financial reports and other supplemental reports with OTC Markets, which will be available at www.otcmarkets.com.

All of our future periodic reports, whether filed with OTC Markets or the SEC, will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the NYSE or NASDAQ, for example.

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RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. (See “Cautionary Statement Regarding Forward-Looking Statements”).

Risks Related to Our Company

We have incurred losses in prior periods, and losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows. We have incurred losses in prior periods. For the six months ended June 30, 2023, we incurred a net loss of $211,085 (unaudited) and, as of that date, we had an accumulated deficit of $3,097,374 (unaudited). For the year ended December 31, 2022, we incurred a net loss of $48,533 (unaudited) and, as of that date, we had an accumulated deficit of $2,304,412 (unaudited). Any losses in the future could cause the quoted price of our common stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due, and on our cash flows.

We do not have a successful operating history. Historically, we have reported operating losses, which makes an investment in the Offered Shares highly speculative in nature. Because of this lack of operating success, it is difficult to forecast our future operating results. Additionally, our operations will be subject to risks inherent in the implementation of new business strategies, including, among other factors, efficiently deploying our capital, developing and implementing our marketing campaigns and strategies and developing greater awareness. Our performance and business prospects will suffer if we are unable to overcome the following challenges, among others:

•	our dependence upon external sources for the financing of our operations, particularly given that there are concerns about our ability to continue as a going concern;
•	our ability to execute our business strategies;
•	our ability to manage our expansion, growth and operating expenses;
•	our ability to finance our business;
•	our ability to compete and succeed in a competitive industry; and
•	future geopolitical events and economic crisis.

We may be unable to obtain sufficient capital to implement our full plan of business. Currently, we do not have sufficient financial resources with which to fully exploit our strategies surrounding our “Storm Lifestyle” products. There is no assurance that we will be able to obtain sources of financing, including in this offering, in order to satisfy our working capital needs.

There are risks and uncertainties encountered by under-capitalized companies. As an under-capitalized company, we are unable to offer assurance that we will be able to overcome our lack of capital, among other challenges.

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Our financial statements are not independently audited, which could result in errors and/or omissions in our financial statements if proper standards are not applied. We are not required to have our financial statements audited by a firm that is certified by the Public Company Accounting Oversight Board (“PCAOB”). As such, we do not have a third party reviewing the accounting. We may also not be up to date with all publications and releases released by the PCAOB regarding accounting standards and treatments. This circumstance could mean that our unaudited financials may not properly reflect up to date standards and treatments, resulting in misstated financial statements.

If we are unable to manage future expansion effectively, our business may be adversely impacted. In the future, we may experience rapid growth in our operations, which could place a significant strain on our company’s infrastructure, in general, and our internal controls and other managerial, operating and financial resources, in particular. If we are unable to manage future expansion effectively, our business would be harmed. There is, of course, no assurance that we will enjoy rapid development in our business.

We currently depend on the efforts of our Chief Executive Officer; the loss of this executive could disrupt our operations and adversely affect the further development of our business. Our success in establishing implementing our business strategies will depend, primarily, on the continued service of our Chief Executive Officer, Joseph Lawanson. The loss of service of Mr. Lawanson, for any reason, could seriously impair our ability to execute our business plan, which could have a materially adverse effect on our business and future results of operations. We have not entered into an employment agreement with Mr. Lawanson. We have not purchased any key-man life insurance.

If we are unable to recruit and retain key personnel, our business may be harmed. If we are unable to attract and retain key personnel, our business may be harmed. Our failure to enable the effective transfer of knowledge and facilitate smooth transitions with regard to our key employees could adversely affect our long-term strategic planning and execution.

Our business plan depends on marketing of our products, which may not be accepted in the marketplace. Our industry is extremely competitive and we have yet to attain any market share. In order to achieve successful operations, we will depend on effective marketing to, first, gain entry into the industry and, then, to achieve market share. We do not employ a marketing agency. Employing a greater number of marketing personnel or a marketing agency would require greater financial resources than we currently possess. Furthermore, our ability to attract independent sales representatives may be limited without greater name recognition, an advertising campaign and market penetration. Unless we are able to address these limitations in our marketing capabilities, you may expect our revenues to be limited and we may have difficulty staying in business. Under such circumstances, our stock cannot be expected to gain in value.

We are an early-stage company with an unproven business model and our business may not become profitable. We are an early-stage company with a limited operating history upon which you can evaluate our business. We have very limited historical financial data. As a result of these factors, the revenue and income potential of our business is unproven, and we have only a limited operating history upon which to base an evaluation of our current business and future prospects. Because of our limited operating history, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business. Early-stage companies in new and rapidly evolving markets such as ours frequently encounter risks, uncertainties, and difficulties, including those described in this section. We may not be able to successfully address any or all of these risks. Failure to adequately address such risks could cause our business, financial condition, results of operations and prospects to suffer.

Our financial condition could be adversely affected if our available liquidity is insufficient. If our business is significantly adversely affected by further deterioration in the economic environment or otherwise, it could lead us to seek new or additional sources of liquidity to fund our needs. Currently, for a non-investment-grade company such as ours, the capital markets are challenging, with limited available financing and at higher costs than in recent years. There can be no guarantees that we would be able to access any new sources of liquidity on commercially reasonable terms or at all.

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We may lose or fail to attract and retain key employees and management personnel. As we expand our operations, our employees will be extremely important assets. An important aspect of our competitiveness will be our ability to attract and retain key employees and management personnel. Our ability to do so is influenced by a variety of factors, including the compensation we award, and could be adversely affected by our financial or market performance.

We currently have limited management and staff, which could limit our ability to effectively seize market opportunities and grow our business. Our operations are subject to all of the risks inherent in a growing business enterprise, including the likelihood of operating losses. As a smaller company with a limited operating history, our success will depend, among other factors, upon how we manage the problems, expenses, difficulties, complications and delays frequently encountered in connection with the growth of a new business, products and channels of distribution, and current and future development. In addition, as a company with a limited operating history and limited management and staff to grow our business and manage the risks inherent in a growing business enterprise, these factors could limit our ability to effectively seize market opportunities and grow.

Our ability to grow our business may depend on developing a positive brand reputation. Establishing and maintaining a positive brand reputation is critical to attracting new customers. If we are unable to establish, maintain and enhance our brand reputation and customer satisfaction, our ability to attract new customers will be harmed.

Investors may lose their entire investment if we fail to reach profitability. We have no demonstrable operations record from which you can evaluate the business and its prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. We cannot guarantee that we will be successful in accomplishing our objectives. To date, we have incurred losses and will continue to do so in the foreseeable future. Investors should therefore be aware that they may lose their entire investment in the securities.

Litigation or legal proceedings could expose us to significant liabilities and damage our reputation. We may become party to litigation claims and legal proceedings. Litigation involves significant risks, uncertainties and costs, including distracting of management’s attention away from our current business operations. We evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, we establish reserves and/or disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. We caution you that actual outcomes or losses may differ materially from those envisioned by our current assessments and estimates. Our policies and procedures require strict compliance by our employees and agents with all United States and local laws and regulations applicable to our business operations, including those prohibiting improper payments to government officials. Nonetheless, there can be no assurance that our policies and procedures will always ensure full compliance by our employees and agents with all applicable legal requirements. Improper conduct by our employees or agents could damage our reputation in the United States and internationally or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines, as well as disgorgement of profits.

If we do not effectively manage changes in our business, these changes could place a significant strain on our management and operations. To manage our growth successfully, we must continue to improve and expand our systems and infrastructure in a timely and efficient manner. Our controls, systems, procedures and resources may not be adequate to support a changing and growing company. If our management fails to respond effectively to changes and growth in our business, including acquisitions, this could have a material adverse effect on the Company’s business, financial condition, results of operations and future prospects.

Our operating expenses could increase without a corresponding increase in revenues. Our operating and other expenses could increase without a corresponding increase in revenues, which could have a material adverse effect on our consolidated financial results and on an investment in the Offered Shares. Factors which could increase operating and other expenses include, but are not limited to (1) increases in the rate of inflation, (2) increases in taxes and other statutory charges, (3) changes in laws, regulations or government policies which increase the costs of compliance with such laws, regulations or policies, (4) significant increases in insurance premiums, and (5) increases in borrowing costs.

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Our lack of adequate directors and officers liability insurance may also make it difficult for us to retain and attract talented and skilled directors and officers. In the future, we may be subject to litigation, including potential class action and shareholder derivative actions. Risks associated with legal liability are difficult to assess and quantify, and their existence and magnitude can remain unknown for significant periods of time. To date, we have not obtained directors and officers liability (“D&O”) insurance. Without adequate D&O insurance, the amounts we would pay to indemnify our officers and directors, should they be subject to legal action based on their service to our company, could have a material adverse effect on our financial condition, results of operations and liquidity. Further, our lack of adequate D&O insurance may make it difficult for us to retain and attract talented and skilled directors and officers, which could adversely affect our business.

Our Board of Directors may change our policies without shareholder approval. Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our Board of Directors or officers to whom our Board of Directors delegates such authority. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our shareholders. Our Board of Directors or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without shareholder vote. Accordingly, our shareholders will not be entitled to approve changes in our policies, which policy changes may have a material adverse effect on our financial condition and results of operations.

Disruptions to our manufacturing or supplier operations could adversely affect our business, results of operations or financial condition. Our ability to meet the needs of our consumers and customers depends on the proper functioning of our manufacturing and supplier operations. Our manufacturing operations require the timely delivery of sufficient amounts of complex, high-quality components and materials. Interruptions or delays in our internal operations, or those of our third-party manufacturers, suppliers and logistics providers, could adversely affect our business, results of operations or financial condition. These disruptions could be caused by a number of factors, including regulatory action, quality control or safety issues, labor disputes or the lack of availability of qualified personnel, concentration or insolvency of manufactures or suppliers, site-specific incidents (such as fires, explosions, flooding, power outages or site closures), natural disasters (such as hurricanes, earthquakes or other severe natural events), raw material shortages, increases in the cost of components and materials for our products, political unrest, terrorist attacks, cybersecurity incidents, epidemics, pandemics (such as the COVID-19 pandemic), global shipping, logistics, transport and warehousing constraints, governmental incentives and controls (including import and export restrictions, such as new or increased tariffs, sanctions, quotas or trade barriers), other unfavorable economic or market conditions, trade embargoes, customs and tax requirements and similar factors.

The unavailability of qualified manufacturers or suppliers could further disrupt our operations. Our current manufacturing or supplier operations may not be able to continue to manufacture or supply current quantities at preferential prices or accommodate our anticipated growth. New manufacturers and suppliers may need to be qualified under industry and governmental standards as well as our own ethical and business partner standards, which can require a significant amount of resources. If we are unable to enter into relationships with new manufacturers or suppliers or replace the loss or unavailability of any of our existing manufacturers or suppliers on a timely basis, or at all, our business, results of operations or financial condition could be adversely affected.

Disruptions to our distribution operations could adversely affect our ability to deliver our products to consumers and customers. Our ability to receive inventory and deliver products to distributors, customers and consumers on a timely basis depends on the proper functioning of our manufacturing, supplier and distribution operations, and interruptions or delays in these operations could adversely affect our business, results of operations or financial condition. Distribution disruptions can occur for many reasons, including manufacturing or supplier disruptions, labor disputes or the lack of availability of qualified personnel, concentration or insolvency of distributors or logistics providers, site-specific incidents, natural disasters, political unrest, terrorist attacks, cybersecurity incidents, epidemics, pandemics (such as the COVID-19 pandemic), other unfavorable economic or market conditions, trade embargoes, customs and tax requirements and similar factors. Increases in transportation costs (including fuel costs) or shipping costs, issues with overseas shipments, reductions in the transportation capacity of carriers, labor strikes or shortages in the transportation industry, disruptions to transportation infrastructure and unexpected delivery interruptions or delays could also increase the costs of, or otherwise adversely affect, our distribution operations.

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Interruptions or delays in our distribution operations could disrupt our ability to process or fulfill customer or consumer orders. Any delay in processing, or inability to fulfill, customer or consumer orders through our distribution network could adversely affect our business, results of operations or financial condition. We are also subject to risks of damage to, or loss of, our products while they are stored in our warehousing facilities or being delivered by our shipping vendors. Distributors, customers and consumers rely on timely receipt of our products and any repeated, intermittent or long-term disruption to, or failure of, the operations of our warehousing and distribution facilities could lead to lower sales and profitability, excess inventory, reputational damage or loss of loyalty to our brands. In addition, as we continue to grow our business, we may need to continue to update or expand our warehousing and distribution facilities, which may require significant amounts of capital, or engage additional third-party distributors and shipping vendors, which may increase the risks to our business associated with reliance on third parties.

Volatility in the cost or availability of raw materials and other inputs for our products, including as a result of recent inflationary pressures, has adversely affected, and could in the future continue to adversely affect, our business, results of operations or financial condition. The manufacture and distribution of our products involves a variety of raw materials, including essential oils, resins, pulp, tropical oils, lubricants, tallow, corn, poultry, soybeans and silicon; packaging components, including corrugate; and other inputs, including energy, labor, transportation (such as trucks, containers and ocean freight) and logistics services. Any increase in the cost, or constraint on the availability, of these raw materials, packaging components or other inputs for our products could adversely affect our business, results of operations or financial condition. Volatility in the cost or availability of these raw materials, packaging components and other inputs for our products can occur for many reasons, including changes in consumer and customer preferences and purchasing patterns, regulatory action, safety issues, labor issues, concentration or insolvency of suppliers, site-specific incidents, natural disasters, political unrest, terrorist attacks, cybersecurity incidents, epidemics, pandemics (such as the COVID-19 pandemic), other unfavorable economic or market conditions, trade embargoes, customs and tax requirements, currency fluctuations and similar factors.

Since 2021, inflationary pressures have increased, and may continue to increase, the costs of these raw materials, packaging components and other inputs for our products. We have experienced, and we continue to experience, higher than expected inflation, including escalating transportation, commodity and other supply chain costs and disruptions that have adversely affected, and continue to adversely affect, our results of operations. We anticipate that supply chain disruptions will persist in the near term. We strive to maintain our usual profit margins in economies experiencing high inflation rates, which has in the past caused us (including in response to recent periods of high inflation in the Shared States), and may in the future cause us, to increase our prices and to implement supply chain optimization initiatives to partially offset the adverse effects of the high inflation. We have partially offset the impact of inflation largely through price increases, in addition to continued supply chain optimization initiatives. However, if our costs continue to be subject to significant inflationary pressures, we may not be able to offset the higher costs through price increases, achieve cost efficiencies, such as in manufacturing and distribution, or otherwise manage the exposure through sourcing strategies, ongoing productivity initiatives and the use of commodity hedging contracts, which could adversely affect our business, results of operations or financial condition.

In addition, even if we are initially able to increase the prices of our products as a responsive measure to inflationary pressures, we may not be able to sustain these price increases, or sustained price increases may eventually lead to a decline in sales volume if our competitors do not increase their prices or if consumers or customers decide to no longer pay the higher prices for our products. As a result, inflationary pressures could damage our reputation or our brands or lead to loss of profitability or market share, which could adversely affect our business, results of operations or financial condition.

Further, in certain cases, our relationship with a particular supplier may not be governed by a contract and the supplier could discontinue our supply at any time. This risk may be magnified in economies experiencing high inflation rates, as suppliers could respond to inflationary pressures by reallocating supply to competitors that are willing to pay more for the applicable materials or components. If we are unable to procure key raw materials or packaging components for our products at a reasonable cost, or at all, our business, results of operations or financial condition could be adversely affected.

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If we are unable to accurately forecast demand for our products, our business, results of operations or financial condition could be adversely affected. To ensure adequate inventory supply, we forecast inventory needs and place orders with our third-party manufacturers before firm orders are placed by our consumers or customers. Factors that could affect our ability to accurately forecast demand for our products include an unanticipated increase or decrease in demand for our products; our failure to accurately forecast acceptance for new products; product introductions by competitors; unanticipated changes in general market conditions (which may result in cancellations of advance orders or a reduction or increase in the rate of reorders or at-once orders placed by our customers); the impact on demand due to natural disasters or unseasonable weather conditions, weakening of economic conditions or consumer or customer confidence in future economic conditions (which could reduce demand for our products); and terrorism or acts of war, or the threat thereof, or political or labor instability or unrest (which could adversely affect consumer or customer confidence and spending or the cost or availability of raw materials and other inputs for our products).

If we fail to accurately forecast consumer and customer demand for our products, we may experience excess inventory levels or a shortage of product to deliver to our consumers, customers and distributors. Inventory levels in excess of consumer or customer demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices or in less preferred distribution channels, which could damage our reputation and otherwise adversely affect our business, results of operations or financial condition. In addition, if we underestimate the demand for our products, our third-party manufacturers may not be able to manufacture products in quantities that are sufficient to meet our consumer or customer requirements, which could result in delays in the shipment of our products, lost sales and damage to our reputation and customer and distributor relationships. The difficulty in forecasting demand may also make it difficult to estimate our future results of operations or financial condition from period to period.

Cybersecurity risks related to the technology used in our operations and other business processes, as well as security breaches of company, customer, employee and vendor information, could adversely affect our business. We will rely on various information technology systems to capture, process, store and report data and interact with customers, vendors and employees. Despite careful security and controls design, as the prevalence of cyber-attacks continues to increase, our information technology systems, and those of our third-party providers, could become subject to increased security threats, such as phishing and malware incidents. Our security measures may be unable to prevent certain security breaches, and any such network, system, data or other breaches could result in misappropriation of sensitive data, transactional errors, theft of funds, business disruptions, loss of or damage to intellectual property, loss of customers and business opportunities, unauthorized access to or disclosure of confidential or personal information (which could cause a breach of applicable data protection legislation), regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensatory costs and additional compliance costs, any of which could have a material adverse effect on our reputation, business, financial condition, results of operations and cash flows.

Because the techniques used to obtain unauthorized access to, or disable, degrade or sabotage, information technologies systems change frequently, and may not be recognized until after they have been launched against a target, we may be unable to anticipate these techniques, implement adequate preventative measures or remediate any breach in a timely or effective manner. In addition, the development and maintenance of preventative or detective measures is costly, and requires ongoing monitoring and updating as technologies change and efforts to circumvent security measures become more sophisticated. As well as incurring additional costs, sophisticated hardware and operating system software and applications that we procure from third parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the systems, or we may be unable to successfully integrate and launch new systems as planned without disruptions to our operations. Misuse of internal applications, theft of intellectual property, trade secrets, funds or other corporate assets and inappropriate disclosure of confidential information could stem from such incidents.

Despite our efforts, we remain potentially vulnerable to cyber-attacks and security breaches, and any such attack or breach could adversely affect our reputation, business, financial condition or results of operations.

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If our trademarks and other proprietary rights are not adequately protected to prevent use or appropriation by competitors, the value of the our brand or intellectual property may be diminished, and our business adversely affected. We rely, and expect to continue to rely, on a combination of confidentiality and license agreements with employees, consultants and third parties with whom we have relationships, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. If the protection of our intellectual property rights is inadequate to prevent use or misappropriation by third parties, the value of our company may be diminished, competitors may be able to more effectively mimic our technologies and methods of operations, the perception of our business and service to customers and potential customers may become confused in the marketplace, and our ability to attract customers may be adversely affected.

Risks Related to Our Industry

If our products do not provide the healthful effects intended, our business may suffer. In general, our products are classified “dietary supplements” and do not currently require approval from the FDA or other regulatory agencies prior to sale. Our products could have certain side effects if not taken as directed or if taken by a consumer that has certain medical conditions. Furthermore, there can be no assurance that any of the products, even when used as directed, will have the effects intended or will not have harmful side effects.

If we do not adequately manage our inventory levels, our operating results could be adversely affected. We are required to maintain adequate inventory levels, to be able to deliver products to distributors on a timely basis. Our inventory supply depends on our ability to estimate correctly demand for our products. Our ability to estimate demand for our products is imprecise, particularly for new products, seasonal promotions and new markets. If we materially underestimate demand for our products or are unable to maintain sufficient inventory of raw materials, we might not be able to satisfy demand on a short-term basis. If we overestimate distributor or retailer demand for our products, we may end up with too much inventory, resulting in higher storage costs, increased trade spend and the risk of inventory spoilage. If we fail to manage our inventory to meet demand, we could damage our relationships with our distributors and retailers and could delay or lose sales opportunities, which would unfavorably impact our future sales and adversely affect our operating results. In addition, if the inventory of our products held by our distributors and retailers is too high, they will not place orders for additional products, which would also unfavorably impact our sales and adversely affect our operating results.

If we encounter product recalls or other product quality issues, our business may suffer. Product quality issues, real or imagined, or allegations of product contamination, even when false or unfounded, could tarnish our image and could cause consumers to choose other products. In addition, because of changing government regulations or implementation thereof, or allegations of product contamination, we may be required from time to time to recall products entirely or from specific markets. Product recalls could affect our profitability and could negatively affect our brand image.

Our implemented marketing strategies for our Storm line of health products may not be successful. We will be required to obtain a significantly greater number of customers for our Storm health products, in order to increase sales. Should our newly implemented marketing strategies fail to increase sales of our health products, our operations will be adversely affected.

If our products do not achieve the expected results, we may face litigation from customers and government regulators. We cannot guarantee that all customers will benefit from the use of our products. However, if a large number of clients do not achieve quantifiable results from the use of our products, we may be subject to lawsuits or regulatory sanctions regarding the benefits of our products.

There is no third-party oversight over the manufacturer of our products. Our products are manufactured in an FDA-approved facility. While these facilities are inspected by the FDA, FDA inspections may not be conducted on a regular basis. As such, there can be no assurance that the FDA will identify any contaminants in our manufacturer. Further we do not have an independent third party to regularly inspect the facility nor does management regularly visit the facility to conduct a quality control review. As such, there is a risk that the quality of our products may decline, contaminants may exist in the manufacturing process. Should this happen, we may face litigation or an FDA investigation.

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If, in the future, we are unable to expand sales and marketing capabilities or enter into agreements with third parties to sell and market any of our products, we may not be successful. We have a limited sales and marketing infrastructure. To achieve wider commercial success for our products, we must either develop a sales and marketing organization or outsource these functions to third parties.

There are risks involved with both establishing our own sales and marketing capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force is expensive and time consuming and could delay any product launch. If the commercial launch of a product candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize our products on our own include:

•	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;
•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and
•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do. The development and commercialization of new health products is highly competitive. We face competition with respect to our current products, and will face competition with respect to any products that we may seek to develop or commercialize in the future from major health supplement companies. Some of these competitive products are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches.

Many of our competitors have significantly greater financial resources than we do. There is no assurance that we will be able to compete successful in our industry.

We compete in an industry that is brand-conscious, making brand name recognition and acceptance of our products critical to our success. Our business is dependent upon awareness and market acceptance of our products and brands by our target market. In addition, our business will depend on acceptance by independent distributors and retailers of our brands as beverage brands that have the potential to provide incremental sales growth. If we are not successful in the growth of our brand and product offerings, we may not achieve and maintain satisfactory levels of acceptance by independent distributors and retail consumers. Any failure of our brand to establish, maintain or increase acceptance or market penetration would likely have a material adverse effect on our revenues and financial results.

Risks Related to Securities Compliance and Regulation

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D. So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers and beneficial holders will only be available through periodic reports we file with OTC Markets.

Our common stock is not registered under the Exchange Act and we do not intend to register our common stock under the Exchange Act for the foreseeable future; provided, however, that we will register our common stock under the Exchange Act if we have, after the last day of any fiscal year, more than either (1) 2,000 persons; or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

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Further, as long as our common stock is not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

In addition, as long as our common stock is not registered under the Exchange Act, our company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

There may be deficiencies with our internal controls that require improvements. Our company is not required to provide a report on the effectiveness of our internal controls over financial reporting. We are in the process of evaluating whether our internal control procedures are effective and, therefore, there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such independent evaluations.

Risks Related to Our Organization and Structure

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for independent board members. As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-1 or listing on a national stock exchange would be. Accordingly, we are not required to have (a) a board of directors of which a majority consists of independent directors under the listing standards of a national stock exchange, (b) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/ corporate governance committee charter meeting a national stock exchange’s requirements, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

Our holding company structure makes us dependent on our subsidiaries for our cash flow and could serve to subordinate the rights of our shareholders to the rights of creditors of our subsidiaries, in the event of an insolvency or liquidation of any such subsidiary. Our company acts as a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. Such subsidiaries will be separate and distinct legal entities. As a result, substantially all of our cash flow will depend upon the earnings of our subsidiaries. In addition, we will depend on the distribution of earnings, loans or other payments by our subsidiaries. No subsidiary will have any obligation to provide our company with funds for our payment obligations. If there is an insolvency, liquidation or other reorganization of any of our subsidiaries, our shareholders will have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before our company, as a shareholder, would be entitled to receive any distribution from that sale or disposal.

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Risks Related to a Purchase of the Offered Shares

The outstanding shares of our Series A Preferred Stock precludes current and future owners of our common stock from influencing any corporate decision. The outstanding shares of our Series A Preferred Stock possesses superior voting rights, which preclude current and future owners of our common stock, including the Offered Shares, from influencing any corporate decision. Each share of Series A Preferred Stock has the right to 500 votes in all matters submitted to a shareholder vote. One of our officers and directors, Joseph Lawanson, owns all of the shares of our Series A Preferred Stock and will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Security Ownership of Certain Beneficial Owners and Management”).

There is no minimum offering and no person has committed to purchase any of the Offered Shares. We have not established a minimum offering hereunder, which means that we will be able to accept even a nominal amount of proceeds, even if such amount of proceeds is not sufficient to permit us to achieve any of our business objectives. In this regard, there is no assurance that we will sell any of the Offered Shares or that we will sell enough of the Offered Shares necessary to achieve any of our business objectives. Additionally, no person is committed to purchase any of the Offered Shares.

We may seek additional capital that may result in shareholder dilution or that may have rights senior to those of our common stock. From time to time, we may seek to obtain additional capital, either through equity, equity-linked or debt securities. The decision to obtain additional capital will depend on, among other factors, our business plans, operating performance and condition of the capital markets. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of our common stock, which could negatively affect the market price of our common stock or cause our shareholders to experience dilution.

You may never realize any economic benefit from a purchase of Offered Shares. Because the market for our common stock is volatile, there is no assurance that you will ever realize any economic benefit from your purchase of Offered Shares.

We do not intend to pay dividends on our common stock. We intend to retain earnings, if any, to provide funds for the implementation of our business strategy. We do not intend to declare or pay any dividends in the foreseeable future. Therefore, there can be no assurance that holders of our common stock will receive cash, stock or other dividends on their shares of our common stock, until we have funds which our Board of Directors determines can be allocated to dividends.

Our shares of common stock are Penny Stock, which may impair trading liquidity. Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC, which rule imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

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The market price for our common stock has been, and may continue to be, highly volatile. The market for low-priced securities is generally less liquid and more volatile than securities traded on national stock markets. Wide fluctuations in market prices are not uncommon. No assurance can be given that the market for our common stock will continue. The price of our common stock may be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

•	quarterly variations in our operating results;
•	operating results that vary from the expectations of investors;
•	changes in expectations as to our future financial performance, including financial estimates by investors;
•	reaction to our periodic filings, or presentations by executives at investor and industry conferences;
•	changes in our capital structure;
•	announcements of innovations or new services by us or our competitors;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	lack of success in the expansion of our business operations;
•	announcements by third parties of significant claims or proceedings against our company or adverse developments in pending proceedings;
•	additions or departures of key personnel;
•	asset impairment;
•	temporary or permanent inability to offer our products and services; and
•	rumors or public speculation about any of the above factors.

The terms of this offering were determined arbitrarily. The terms of this offering were determined arbitrarily by us. The offering price for the Offered Shares does not necessarily bear any relationship to our company’s assets, book value, earnings or other established criteria of valuation. Accordingly, the offering price of the Offered Shares should not be considered as an indication of any intrinsic value of such securities. (See “Dilution”).

Our common stock is subject to price volatility unrelated to our operations. The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our company’s competitors or our company itself. In addition, the over-the-counter stock market is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

You will suffer dilution in the net tangible book value of the Offered Shares you purchase in this offering. If you acquire any Offered Shares, you will suffer immediate dilution, due to the lower book value per share of our common stock compared to the purchase price of the Offered Shares in this offering. (See “Dilution”).

As an issuer of penny stock, the protection provided by the federal securities laws relating to forward looking statements does not apply to us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

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DILUTION

Ownership Dilution

The information under “Investment Dilution” below does not take into account the potential conversion of the outstanding shares of (a) Series A Preferred Stock into a total of 1,000,000 shares of our common stock, at any time and at the option of our company, and (b) Series B Preferred Stock into a total of 3,450,000 shares of our common stock, at any time after one year following their issuance and at the option of our company.

The conversion of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock into shares of our common stock would cause holders of our common stock, including the Offered Shares, to incur dilution in their ownership of our company. (See “Risk Factors—Risks Related to a Purchase of the Offered Shares,” “Description of Securities” and “Security Ownership of Certain Beneficial Owners and Management”).

Investment Dilution

Dilution in net tangible book value per share to purchasers of our common stock in this offering represents the difference between the amount per share paid by purchasers of the Offered Shares in this offering and the net tangible book value per share immediately after completion of this offering. In this offering, dilution is attributable primarily to our negative net tangible book value per share.

If you purchase Offered Shares in this offering, your investment will be diluted to the extent of the difference between your purchase price per Offered Share and the net tangible book value of our common stock after this offering. Our net tangible book value as of June 30, 2023, was $(1,356,374) (unaudited), or $(0.064) (unaudited) per share. Net tangible book value per share is equal to total assets minus the sum of total liabilities and intangible assets divided by the total number of shares outstanding.

The tables below illustrate the dilution to purchasers of Offered Shares in this offering, on a pro forma basis, assuming 100%, 75%, 50% and 25% of the Offered Shares are sold at a per share price of $0.01, which represents the midpoint of the offering price range herein.

Assuming the Sale of 100% of the Offered Shares
Assumed offering price per share included in the Units	$0.010
Net tangible book value per share as of June 30, 2023 (unaudited)	$(0.064)
Increase in net tangible book value per share after giving effect to this offering	$0.068
Pro forma net tangible book value per share as of June 30, 2023 (unaudited)	$0.004
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.006

Assuming the Sale of 75% of the Offered Shares
Assumed offering price per share	$0.010
Net tangible book value per share as of June 30, 2023 (unaudited)	$(0.064)
Increase in net tangible book value per share after giving effect to this offering	$0.066
Pro forma net tangible book value per share as of June 30, 2023 (unaudited)	$0.002
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.008

Assuming the Sale of 50% of the Offered Shares
Assumed offering price per share	$0.010
Net tangible book value per share as of June 30, 2023 (unaudited)	$(0.064)
Increase in net tangible book value per share after giving effect to this offering	$0.063
Pro forma net tangible book value per share as of June 30, 2023 (unaudited)	$(0.001)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.011

Assuming the Sale of 25% of the Offered Shares
Assumed offering price per share	$0.010
Net tangible book value per share as of June 30, 2023 (unaudited)	$(0.064)
Increase in net tangible book value per share after giving effect to this offering	$0.055
Pro forma net tangible book value per share as of June 30, 2023 (unaudited)	$(0.09)
Dilution in net tangible book value per share to purchasers of Offered Shares in this offering	$0.019

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USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at a per share price of $0.01, which represents the midpoint of the offering price range herein, and assuming the payment of no sales commissions or finder’s fees. There is, of course, no guaranty that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Common Stock sold	60,000,000	120,000,000	180,000,000	240,000,000
Gross proceeds	$600,000	$1,200,000	$1,800,000	$2,400,000
Offering expenses	30,000	30,000	30,000	30,000
Net proceeds	$580,000	$1,180,000	$1,780,000	$2,380,000

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at a per share price of $0.01, which represents the midpoint of the offering price range herein. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Property Leases	$36,000	$72,000	$72,000	$96,000
Share Buy-Back Allocation	54,000	108,000	162,000	216,000
Loan Repayments	54,000	108,000	162,000	216,000
Marketing, Advertising, Travel	72,000	168,000	216,000	264,000
JV Co-Investment Allocation	30,000	72,000	162,000	216,000
Legal and Professional Fees	30,000	60,000	54,000	72,000
Inventory	90,000	120,000	144,000	144,000
Staffing Costs	84,000	192,000	342,000	552,000
General and Administrative	42,000	84,000	162,000	192,000
Working Capital	78,000	186,000	294,000	402,000
TOTAL	$570,000	$1,170,000	$1,770,000	$2,370,000

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of our company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we operate, general economic conditions and our future revenue and expenditure estimates.

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

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PLAN OF DISTRIBUTION

In General

Our company is offering a maximum of 240,000,000 Offered Shares on a best-efforts basis, at a fixed price of $_____[0.005-0.015] per Offered Share; any funds derived from this offering will be immediately available to us for our use. There will be no refunds. This offering will terminate at the earliest of (a) the date on which the maximum offering has been sold, (b) the date which is one year from this offering being qualified by the SEC or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

There is no minimum number of Offered Shares that we are required to sell in this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the Use of Proceeds section of this Offering Circular. No funds will be placed in an escrow account during the offering period and no funds will be returned, once an investor’s subscription agreement has been accepted by us.

We intend to sell the Offered Shares in this offering through the efforts of our Chief Executive Officer, Joseph Lawanson. Mr. Lawanson will not receive any compensation for offering or selling the Offered Shares. We believe that Mr. Lawanson is exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Mr. Lawanson:

•	is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and
•	is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and
•	is not an associated person of a broker or dealer; and
•	meets the conditions of the following:
•	primarily performs, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and
•	was not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and
•	did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

As of the date of this Offering Circular, we have not entered into any agreements with selling agents for the sale of the Offered Shares. However, we reserve the right to engage FINRA-member broker-dealers. In the event we engage FINRA-member broker-dealers, we expect to pay sales commissions of up to 8% of the gross offering proceeds from their sales of the Offered Shares. In connection with our appointment of a selling broker-dealer, we intend to enter into a standard selling agent agreement with the broker-dealer pursuant to which the broker-dealer would act as our non-exclusive sales agent in consideration of our payment of commissions of up to 8% on the sale of Offered Shares effected by the broker-dealer.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request for information by e-mail to Mr. Lawanson at: joseph@nxgbcorp.com; all relevant information will be delivered to you by return e-mail.

Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures described therein, which are:

•	Electronically execute and deliver to us a subscription agreement; and
•	Deliver funds directly by check or by wire or electronic funds transfer via ACH to our specified bank account.

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Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to us, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the Offered Shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of our company and the Offered Shares will be issued as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and we accept the investor as a shareholder.

By executing the subscription agreement and paying the total purchase price for the Offered Shares subscribed, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets certain minimum financial standards. (See “State Qualification and Investor Suitability Standards” below).

An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans and 401(k) plans. In the case of investments through IRAs, Keogh plans and 401(k) plans, we will send the confirmation and notice of our acceptance to the trustee.

Minimum Purchase Requirements

You must initially purchase at least $5,000 of the Offered Shares in this offering. If you have satisfied the minimum purchase requirement, any additional purchase must be in an amount of at least $1,000.

State Law Exemption and Offerings to Qualified Purchasers

State Law Exemption. This Offering Circular does not constitute an offer to sell or the solicitation of an offer to purchase any Offered Shares in any jurisdiction in which, or to any person to whom, it would be unlawful to do so. An investment in the Offered Shares involves substantial risks and possible loss by investors of their entire investments. (See “Risk Factors”).

The Offered Shares have not been qualified under the securities laws of any state or jurisdiction. Currently, we plan to sell the Offered Shares in as many states as this offering is able to be qualified. In the case of each state in which we sell the Offered Shares, we will qualify the Offered Shares for sale with the applicable state securities regulatory body or we will sell the Offered Shares pursuant to an exemption from registration found in the applicable state’s securities, or Blue Sky, law.

Certain of our offerees may be broker-dealers registered with the SEC under the Exchange Act, who may be interested in reselling the Offered Shares to others. Any such broker-dealer will be required to comply with the rules and regulations of the SEC and FINRA relating to underwriters.

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Investor Suitability Standards. The Offered Shares may only be purchased by investors residing in a state in which this Offering Circular is duly qualified who have either (a) a minimum annual gross income of $70,000 and a minimum net worth of $70,000, exclusive of automobile, home and home furnishings, or (b) a minimum net worth of $250,000, exclusive of automobile, home and home furnishings.

Issuance of the Offered Shares

Upon settlement, that is, at such time as an investor’s funds have cleared and we have accepted an investor’s subscription agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of the Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

Advertising, Sales and Other Promotional Materials

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, articles and publications concerning industries relevant to our business operations or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Offered Shares, these materials will not give a complete understanding of our company, this offering or the Offered Shares and are not to be considered part of this Offering Circular. This offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Offered Shares.

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DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of (a) 500,000,000 shares of common stock, $.0001 par value per share; (b) 7,000,000 shares of preferred stock, $.0001 par value per share, of which (1) 2,000,000 shares are designated Series A Preferred Stock and (2) 5,000,000 shares are designated Series B Preferred Stock.

As of the date of this Offering Circular, there were (x) 69,412,899 shares of our common stock issued and outstanding held by 199 holders of record; (y) 1,000,000 shares of Series A Preferred Stock issued and outstanding held by one (1) holder of record; and (z) 690,000 shares of Series B Preferred Stock issued and outstanding.

Common Stock

General. The holders of our common stock currently have (a) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (b) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of our company; (c) do not have preemptive, subscriptive or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote. Our Bylaws provide that, at all meetings of the shareholders for the election of directors, a plurality of the votes cast shall be sufficient to elect. On all other matters, except as otherwise required by Nevada law or our Articles of Incorporation, as amended, a majority of the votes cast at a meeting of the shareholders shall be necessary to authorize any corporate action to be taken by vote of the shareholders.

Non-cumulative Voting. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Pre-emptive Rights. As of the date of this Offering Circular, no holder of any shares of our capital stock has pre-emptive or preferential rights to acquire or subscribe for any unissued shares of any class of our capital stock not otherwise disclosed herein.

Series A Preferred Stock

Voting Rights. Each share of Series A Preferred Stock has the right to 500 votes in all matters submitted to a shareholder vote.

All outstanding shares of our Series A Preferred Stock are owned by one of our officers and directors, Joseph Lawanson. Due to the superior voting rights of the Series A Preferred Stock, Mr. Lawanson will, therefore, be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction. (See “Security Ownership of Certain Beneficial Owners and Management” and “Certain Transactions”).

Dividends. The Series A Preferred Stock shall not entitle the holder(s) thereof to receive dividends, whether in cash, property or in securities of our company.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holder(s) of the Series A Preferred Stock shall not be entitled to receive any of our assets.

Redemption Rights. The Series A Preferred Stock may be redeemed by us, at our option, for $1.00 per share.

Conversion Rights. The Series A Preferred Stock shall convert into shares of our common stock on a 1:1 basis, at the option of our company.

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Series B Preferred Stock

Voting Rights. The Series B Preferred Stock has no voting rights.

Dividends. The Series B Preferred Stock shall be entitled to receive dividends, whether in cash, property, or in securities of our company, at the option of our company, until converted.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holder(s) of the Series B Preferred Stock shall not be entitled to receive any of our assets.

Redemption Rights. The Series B Preferred Stock has no redemption rights.

Conversion Rights. Each share of Series B Preferred Stock shall convert into shares of our common stock, after being held for a minimum of one full year, at a ratio of five shares of common stock, at the option of our company.

Dividend Policy

We have never declared or paid any dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Shareholder Meetings

Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors, the chairman of the board, or our president, or as otherwise provided under Nevada law.

Transfer Agent

We have retained the services of Securities Transfer Corporation, 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093, as the transfer agent for our common stock. Securities Transfer’s website is located at: www.stctransfer.com. No information found on Security Transfer’s website is part of this Offering Circular.

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BUSINESS

Background

History. Our company was incorporated in the State of Nevada on August 27, 1997, as Auto Central USA, Inc. On February 20, 2002, our corporate name changed to General Defense Systems, Inc. On February 18, 2005, our corporate name changed to GenMedx, Inc. On June 19, 2013, our corporate name changed to Pyramidion Technology Group, Inc. On March 22, 2019, our corporate name changed to NxGen Brands, Inc.

Corporate Information

Our principal executive offices are located at 8466 Violet Court, Arvada, Colorado 80007; our telephone number is (720) 844-6076; our corporate website is located at www.nxgenbrands.com. No information found on our company’s website is part of this Offering Circular.

Recent Events

Acquisition. In March 2023, we acquired the “Storm Lifestyles” brand and all related assets from American Metabolix, Inc., a company involved in the sale of nutritional supplements to consumers. We have determined to exploit the “Storm Lifestyles” brand, starting with the “Storm” brand nutritional supplements.

Change-in-Control. In July 2023, Joseph Lawanson, our Chief Executive Officer, was issued 1,000,000 shares of our Series A Preferred Stock, which possesses super voting rights, as a retention bonus, thereby acquiring control of our company.

Storm Brand Products

We have created our own proprietary formulations for each of our products. On a batch-by-batch basis, we employ third-party manufacturers to produce and package our products on our behalf.

Our “Storm Brand” nutritional supplements are:

•	Storm Burn: formulated to promote weight loss.

•	Storm Pre-Workout: formulated to support the body’s caloric needs during exercise.

•	Storm Focus: formulated to promote mental sharpness.

•	Storm Revive: formulated to aid the body in recovery following exercise.

Plan of Operation

We believe that the proceeds of this offering will satisfy our cash requirements for at least the next twelve months.

With the proceeds of this offering, we intend to increase our product distribution capabilities, which we believe will lead to increased revenues. Specifically, we intend to build our inventory levels to support the launch of our planned marketing efforts.

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Marketing and Sales

Once products are sold online at www.nxgenbrands.com and through distributors to retailers. We do not yet have formal agreements with any distributors for our products. Rather, our arrangements with distributors are ad hoc and payment for our products is, in general, due on a net 30 basis.

With the proceeds of this offering, of which there is no assurance, we intend to retain sales representatives to promote our products to distributors and directly to retailers. Due to the uncertainty surrounding the availability of capital to our company, we are unable to predict the extent to which we will be able to employ any such sales representatives.

Strengths and Weaknesses

We perceive that our company has the following competitive strengths:

•	Very high agility and flexibility to adapt to changes in the market climate.
•	Company will not appeal to only one specific lifestyle niche like many brands.
•	Unique products of high quality.
•	A product that may help the consumer to be healthier.
•	Working within a market that is expected to grow with a high CAGR over a foreseeable future.
•	High in-house know-how and knowledge about the market and competing products.

We perceive that our company has the following competitive weaknesses:

•	Financially weak compared to the competition.
•	Production prices are higher, due to low volume.
•	Low visibility on the market.
•	Company is small and will take time to saturate the market.
•	Small team.

Competition

Competition in the nutritional supplements industry is fierce, with a constant flow of new entrants into the market. Many of our competitors have already established valuable industry relationships and have access to greater resources, financial and otherwise, than we do. There is no assurance that we will be able to compete effectively in our industry, nor is there any assurance that we will ever be able to earn a profit.

Intellectual Property

We intend to rely on trade secrets, trademarks, copyright registrations and non-disclosure agreements to establish and protect our proprietary rights in our technologies and products. We own the “Storm” and “Storm Lifestyle” trademarks and intend to register such trademarks in the near future.

Government Regulation

The manufacturing, processing, formulating, packaging, labeling, distributing, selling and advertising of our products are subject to regulation by one or more federal agencies. The most active regulation has been administered by the FDA which regulates our products pursuant to the Federal Food, Drug and Cosmetic Act (the "FDCA") and regulations promulgated thereunder. In particular, the FDA regulates the safety, manufacturing, labeling and distribution of dietary supplements, including vitamins, minerals and herbs, food additives, food supplements, over-the-counter drugs and prescription drugs, medical devices and cosmetics. In addition, the Federal Trade Commission (hereinafter the "FTC") has overlapping jurisdiction with the FDA to regulate the labeling, promotion and advertising of dietary supplements, over the counter drugs, cosmetics and foods.

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Compliance with applicable FDA and any state or local statute is critical. Although we believe that we are in compliance with applicable statutes, there can be no assurance that, should the FDA amend its guidelines or impose more stringent interpretations of current laws or regulations, we would be able to comply with these new guidelines. We are unable to predict the nature of such future laws, regulations, interpretations or applications, nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated, would have on our business in the future. These regulations could, however, require the reformation of our products to meet new standards, market withdrawal or discontinuation of certain products not able to be reformulated.

Advertising of dietary supplement products is subject to regulation by the FTC under the Federal Trade Commission Act (hereinafter the "FTCA"). Section 5 of the FTCA prohibits unfair methods of competition and unfair or deceptive trade acts or practices in or affecting commerce. Section 12 of the FTCA provides that the dissemination or the causing to be disseminated of any false advertising pertaining to drugs or foods, which would include dietary supplements, is an unfair or deceptive act or practice. Under the FTC's Substantiation Doctrine, an advertiser is required to have a "reasonable basis" for all objective product claims before the claims are made. Pursuant to this FTC requirement, we are required to have adequate substantiation of all material advertising claims made for its products. Failure to adequately substantiate claims may be considered either deceptive or unfair practices. In addition, we are subject to regulation by the U.S. Food and Drug Administration (FDA) and the U.S. Department of Agriculture (USDA), state and local authorities and foreign governmental agencies. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may negatively impact the marketing of our products, resulting in significant loss of sales revenues. Our failure to comply with these current and new regulations could lead to the imposition of significant penalties or claims, limit the production or marketing of any non-compliant products or advertising and could negatively impact our business.

Litigation

We have no current, pending or threatened legal proceedings or administrative actions either by or against us that could have a material effect on our business, financial condition, or operations and any current, past or pending trading suspensions.

Facilities

Our sole officer and director, Joseph Lawanson, provides office space necessary for our current operations at no charge.

Employees

As of the date of this Offering Circular, we have no employees. Our sole officer an director currently serves without compensation.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with our unaudited financial statements and related notes, beginning on page F-1 of this Offering Circular.

Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under Cautionary Statement Regarding Forward-Looking Statements and Risk Factors. We assume no obligation to update any of the forward-looking statements included herein.

Results of Operations

Our Company - Six Months Ended June 30, 2023 ("Interim 2023") and 2022 ("Interim 2022"). During Interim 2023, our business operations generated $30,541 (unaudited) in revenues from sales with a cost of goods sold of $74,443 (unaudited), resulting in a gross loss of $43,902 (unaudited). During Interim 2022, our business operations generated $6,552 (unaudited) in revenues from sales with a cost of goods sold of $-0- (unaudited), resulting in a gross profit of $6,552 (unaudited).

During Interim 2023, we incurred operating expenses of $34,257 (unaudited), which were comprised entirely of general and administrative expense, resulting in a net operating loss of $78,159 (unaudited). In addition, we incurred total other expense of $132,926 (unaudited), which was comprised primarily of a loss on receivable from subsidiary of $180,000 offset by other income items, resulting in a net loss for Interim 2023 of $211,085 (unaudited).

During Interim 2022, we incurred operating expenses of $5,698 (unaudited), which were comprised entirely of general and administrative expense, resulting in a net operating profit of $854 (unaudited). In addition, we incurred total other expense of $24,614 (unaudited), which was comprised of $1,312 (unaudited) in imputed interest and $23,302 (unaudited) in interest expense, resulting in a net loss for Interim 2022 of $23,760 (unaudited).

Our March 2023 purchase of substantially all of the assets of American Metabolix, Inc. ("AMI"), including assets associated with the “Storm Lifestyles” brand, which includes the “Storm” brand supplement product line, is expected to yield an increase in sales from quarter-to-quarter through the remainder of 2023 and into 2024. There is no assurance that such will be the case, and we expect to incur operating losses through at least December 31, 2023. Further, because of our relative current lack of capital and the current lack of brand name awareness of “Storm Lifestyles” and associated products, we cannot predict the levels of our future revenues.

All available capital will be applied to the development of our “Storm Lifestyles” brand, including the associated “Storm” supplement brand.

Our Company - Years Ended December 31, 2022 (“Fiscal 2022”) and 2021 (“Fiscal 2021”). During Fiscal 2022, our business operations generated $15,133 (unaudited) in revenues from sales with a cost of goods sold of $-0- (unaudited), resulting in a gross profit of $15,133 (unaudited). During Fiscal 2021, our business operations generated $40,419 (unaudited) in revenues from sales with a cost of goods sold of $19,833 (unaudited), resulting in a gross profit of $20,586 (unaudited).

AMI – Years Ended December 31, 2022 (“AMI 2022”) and 2021 (“AMI 2021”). During AMI 2022, AMI's business operations generated $636,979 (unaudited) in revenues from sales with a cost of goods sold of $510,976 (unaudited), resulting in a gross profit of $126,003 (unaudited). During AMI 2021, AMI’s business operations generated $697,981 (unaudited) in revenues from sales with a cost of goods sold of $423,270 (unaudited), resulting in a gross profit of $274,711 (unaudited).

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During AMI 2022, we incurred operating expenses of $940,126 (unaudited), which were comprised of $207,383 (unaudited) in advertising, $102,752 (unaudited) in general and administrative expense and $629,991 (unaudited) in professional and legal expense, resulting in a net operating loss of $814,123 (unaudited). In addition, we incurred other income of $1,158,362 (unaudited), resulting in a net profit for AMI 2022 of $344,240 (unaudited).

During AMI 2021, we incurred operating expenses of $1,101,403 (unaudited), which were comprised of $343,982 (unaudited) in advertising, $108,368 (unaudited) in general and administrative expense and $649,053 (unaudited) in professional and legal expense, resulting in a net operating loss of $826,691 (unaudited). In addition, we incurred other income of $7,733 (unaudited), resulting in a net loss for AMI 2021 of $818,958 (unaudited).

Pro Forma – Year Ended December 31, 2022. On a combined basis during the year ended December 31, 2022, our company and AMI generated revenues of $652,112 (unaudited) with a cost of goods sold of $510,976 (unaudited), resulting in a gross profit of $141,136 (unaudited). On a combined basis, our company and AMI incurred total operating expenses of $954,563 (unaudited) and experienced other income of $1,109,133 (unaudited), resulting in a net profit of $295,706 (unaudited).

During Fiscal 2022, we incurred operating expenses of $14,437 (unaudited) comprised entirely of general and administrative expense, resulting in a net operating profit of $696 (unaudited). In addition, we incurred total other expense of $49,229 (unaudited), which was comprised of $2,625 (unaudited) in imputed interest and $46,604 (unaudited) in interest expense, resulting in a net loss for Fiscal 2022 of $48,533 (unaudited).

During Fiscal 2021, we incurred operating expenses of $218,840 (unaudited) comprised entirely of general and administrative expense, resulting in a net operating loss of $198,254 (unaudited). In addition, we incurred total other expense of $49,228 (unaudited), which was comprised of $2,624 (unaudited) in imputed interest $46,604 (unaudited) in interest expense, resulting in a net loss for Fiscal 2021 of $247,482 (unaudited).

Plan of Operation

We believe that the proceeds of this offering will satisfy our cash requirements for at least the next twelve months.

With the proceeds of this offering, we intend to increase our product distribution capabilities, in association with a sales and marketing plan, which we believe will lead to increased revenues. Additionally, we intend to build our inventory levels to support the launch of our planned marketing efforts.

Financial Condition, Liquidity and Capital Resources

Our Company – June 30, 2023. At June 30, 2023, our company had $-0- (unaudited) in cash and a working capital deficit of $1,655,109 (unaudited), compared to $-0- (unaudited) in cash and a working capital deficit of $749,724 (unaudited) at December 31, 2022. The change in our working capital position from December 31, 2022, to June 30, 2023, is attributable primarily to increased debt obligations resulting from our acquisition of substantially all of the assets of American Metabolix, Inc. (AMI), including the “Storm Lifestyle” brand and the associated “Storm” supplement product inventory.

In connection with our acquisition of the AMI assets, including the “Storm Lifestyle” assets and associated “Storm” supplement product inventory, we issued 8,333,333 shares of our common stock and a $249,903.14 principal amount promissory note, which bears interest at 10% per annum and is due on March 31, 2024.

Our company’s current cash position of approximately $1,000 is not adequate for our company to maintain its present level of operations through the remainder of 2023. We must obtain additional capital, including in this offering, to implement our full business plans. There is no assurance that we will be successful in obtaining such additional capital.

Pro Forma – December 31, 2022. On a combined basis, at December 31, 2022, our company and AMI had $146 (unaudited) in cash and a working capital deficit of $1,037,059 (unaudited).

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COVID-19

On January 30, 2020, the World Health Organization declared the COVID-19 (coronavirus) outbreak a “Public Health Emergency of International Concern” and on March 10, 2020, declared it to be a pandemic. Effective April 7, 2023, President Biden declared an end to the COVID-19 health emergency in the United States. However, the actions taken to mitigate the spread of COVID-19 and to mitigate economic damage have had and are expected to continue to have a broad adverse impact on the economies and financial markets of many countries, including the United States.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

To date, we have not entered into any significant long-term obligations that require us to make monthly cash payments.

Capital Expenditures

We made no capital expenditures during the six months ended June 30, 2023, and the year ended December 31, 2022. We do not expect to make capital expenditures during the next twelve months.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth certain information concerning our company’s sole officer and director.

Name	Age	Position(s)
Joseph Lawanson	52	Chief Executive Officer, Chief Financial Officer, Secretary and Director

Our directors serve until a successor is elected and qualified. Our officers are elected by the Board of Directors to a term of one (1) year and serves until their successor(s) is duly elected and qualified, or until they are removed from office.

Certain information regarding the backgrounds of our sole officer and director is set forth below.

Joseph Lawanson has served our company as CEO and Director since March 2023. From June 2021 to March 2023, Mr. Lawanson served as Director of Athletes for Supplement Group Europe LTD. Since May 2021, Mr. Lawanson has been owner-operator of Clear Key Enterprises, a logistics and delivery business. From April 2017 to March 2020, he served Sales Manager for GAT Sport. Before that, Mr. Lawanson served as Director of Athletes for MusclePharm.

Conflicts of Interest

At the present time, we do not foresee any direct conflict between our sole officer and director, his other business interests and his involvement in our company.

Corporate Governance and Director Independence

Our Board has not established any committees, including an audit committee, a compensation committee or a nominating committee, or any committee performing a similar function. The functions of those committees are being undertaken by our Board. Because we do not have any independent directors, our Board believes that the establishment of committees of our Board would not provide any benefits to our company and could be considered more form than substance.

We do not have a policy regarding the consideration of any director candidates that may be recommended by our stockholders, including the minimum qualifications for director candidates, nor have our officers and directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our officers and directors have not considered or adopted any of these policies as we have never received a recommendation from any shareholder for any candidate to serve on our Board of Directors.

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Given our relative size and lack of directors’ and officers’ insurance coverage, we do not anticipate that any of our shareholders will make such a recommendation in the near future. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all current members of our Board will participate in the consideration of director nominees.

As with most small, early-stage companies until such time as our company further develops our business, achieves a revenue base and has sufficient working capital to purchase directors’ and officers’ insurance, we do not have any immediate prospects to attract independent directors. When we are able to expand our Board to include one or more independent directors, we intend to establish an audit committee of our Board of Directors. It is our intention that one or more of these independent directors will also qualify as an audit committee financial expert. Our securities are not quoted on an exchange that has requirements that a majority of our Board members be independent, and we are not currently otherwise subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include “independent” directors, nor are we required to establish or maintain an audit committee or other committee of our Board.

Neither of our directors is not independent. We are not currently subject to any law, rule or regulation requiring that all or any portion of our Board of Directors include independent directors.

Shareholder Communications with Our Board of Directors

Our company welcomes comments and questions from our shareholders. Shareholders should direct all communications to our Chief Executive Officer, Joseph Lawanson, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to respond individually to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with OTC Markets, so that all shareholders have access to information about us at the same time. Mr. Lawanson collects and evaluates all shareholder communications. All communications addressed to our directors and executive officers will be reviewed by those parties, unless the communication is clearly frivolous.

Code of Ethics

Our Board of Directors has not adopted a Code of Ethics.

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EXECUTIVE COMPENSATION

In General

As of the date of this Offering Circular, there are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees of our company, pursuant to any presently existing plan provided by, or contributed to, our company.

Compensation Summary

The following table summarizes information concerning the compensation awarded, paid to or earned by, our executive officers.

Name and Principal Position	Year Ended 12/31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)	Total ($)
Joseph lauanson (1)	2022	---	---	---	---	---	---	---	---
Chief Executive Officer	2021	---	---	---	---	---	---	---	---
Angel Burgos	2022	---	---	---	---	---	---	---	---
(Former Chief Executive Officer)	2021	---	---	---	---	---	---	---	---

(1) Mr. Lawanson did not become our Chief Executive Officer until March 2023.

Outstanding Option Awards

The following table provides certain information regarding unexercised options to purchase common stock, stock options that have not vested and equity-incentive plan awards outstanding as of the date of this Offering Circular, for each named executive officer.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph Lawanson	---	---	---	N/A	N/A	---	---	---	---

Outstanding Equity Awards

During the years ended December 31, 2022 and 2021, our Board of Directors made no equity awards and none is pending.

Long-Term Incentive Plans

We currently have no long-term incentive plans.

Director Compensation

Our directors receive no compensation for their serving as directors of our company.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this Offering Circular, information regarding beneficial ownership of our common stock by the following: (a) each person, or group of affiliated persons, known by our company to be the beneficial owner of more than five percent of any class of our voting securities; (b) each of our directors; (c) each of the named executive officers; and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting or investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock underlying convertible instruments, if any, held by that person are deemed to be outstanding if the convertible instrument is exercisable within 60 days of the date hereof. The address for each of the shareholders listed below is 8466 Violet Court, Arvada, CO 80007.

	Share Ownership Before This Offering		Share Ownership After This Offering
Name of Shareholder	Number of Shares Beneficially Owned	% Beneficially Owned(1)	Number of Shares Beneficially Owned	% Beneficially Owned(2)	Effective Voting Power
Common Stock
Executive Officers and Directors
Joseph Lawanson	40,000,000	57.76%	40,000,000	12.93%	See Note 3
					and Note 4
Officers and directors, as a group (1 person)	40,000,000	57.76%	40,000,000	12.93%
5% Owners
Carlos Hurtado	14,190,125(7)	20.44%	14,190,125(7)	4.59%
Series A Preferred Stock(3)
Joseph Lawanson(4)	1,000,000	100%	1,000,000	100%
Series B Preferred Stock(5)
NxGen Brands, LLC(6)	500,000	72.46%	500,000	72.46%
Angel Burgos	50,000	7.25%	50,000	7.25%
Kenneth de Britto and Lorraine de Britto	140,000	20.29%	140,000	20.29%

(1)	Based on 69,412,899 shares outstanding, before this offering.
(2)	Based on 309,413,232 shares outstanding, assuming the sale of all of the Offered Shares, after this offering.
(3)	Each share of Series A Preferred Stock has the right to 500 votes in all matters submitted to a shareholder vote. (See Note 4).
(4)	Due to the superior voting rights of the Series A Preferred Stock, Mr. Lawanson will be able to control the management and affairs of our company, as well as matters requiring the approval by our shareholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets, and any other significant corporate transaction.
(5)	Each share of Series B Preferred Stock may be converted into shares of our common stock, after being held for a minimum of one full year, at a ratio of five shares of common stock, at the option of our company.
(6)	The entity is owned by our company and, as such, our sole Director and Chief Executive Officer, Joseph Lawanson, possesses dispositive and voting power over securities owned by this entity.
(7)	4,190,125 of these shares are owned by MVD Group, LLC, a company controlled by Mr. Hurtado.

31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Asset Acquisition

In March 2023, we entered into an Asset Sale and Purchase Agreement with American Metabolix, Inc., pursuant to which we purchased our “Storm Lifestyle” brand, including an associated inventory of “Storm” nutritional supplements. In payment of the acquired assets, we issued 8,333,333 shares of our common stock and a $249,903.14 principal amount promissory note, which bears interest at 10% per annum and is due on March 31, 2024. Pursuant to the terms of such agreement, Joseph Lawanson became our Chief Executive Officer.

Series A Preferred Stock Issuance

In July 2023, Joseph Lawanson, our Chief Executive Officer, was issued 1,000,000 shares of our Series A Preferred Stock, as a retention bonus. Our Board of Directors did not assign a value to such shares.

Common Stock Issuances

In July 2023, Joseph Lawanson, our Chief Executive Officer, was issued 40,000,000 shares of our Series A Preferred Stock, as a retention bonus. Our Board of Directors did not assign a value to such shares.

32

LEGAL MATTERS

Certain legal matters with respect to the Offered Shares offered by this Offering Circular will be passed upon by Newlan Law Firm, PLLC, Flower Mound, Texas. Newlan Law Firm, PLLC owns no securities of our company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains all information regarding companies that file electronically with the SEC. The address of the site is www.sec.gov.

33

F-1

NXGEN BRANDS, INC.

BALANCE SHEETS

(Unaudited)

	June	December
	30, 2023	31, 2022
	(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash	$–	$–
Investment in Subsidiary	–	180,000
Prepaid insurance	2,005	–
Prepaid Expenses	9,230	5,000
Accounts receivable	101,545	–
Inventory	179,923	–
Total Current Assets	292,703	185,000
Other Assets	6,032	–
Total assets	$298,735	$185,000

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts Payable and Accrued Liabilities	$51,459	$55,228
Accounts Payable -Vendors	906,371	20,519
Accrued Interest	174,312	151,010
Convertible Notes Payable	173,403	173,403
Notes Payable	349,564	349,564
Total liabilities	1,655,109	749,724

Stockholders' deficit:

Preferred Stock Class A Authorized 2,000,000 Par Value $0.001 As of June 30, 2023 and December 31, 2021	–	–

Preferred Stock Class B Authorized 5,000,000; 690,000 Issued and Outstanding, Par Value $0.001 As of June 30, 2023 and December 31, 2021	670	670

Common stock; authorized 75,000,000; 21,079,566 shares at $0.001 Par Value As of June 30, 2023 and 21,079,566 shares at $0.001 Par Value at December 31, 2021	21,080	21,080
Additional Paid in Capital	1,719,250	1,717,938
Accumulated Deficit	(3,097,374)	(2,304,412)
Total stockholders' deficit	(1,356,374)	(564,724)

Total Liabilities and stockholders’ deficit	$298,735	$185,000

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-2

NXGEN BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2023

Revenue
Net sales	$30,541	$1,647	$30,541	$6,552
Cost of Goods Sold	(74,443)	–	(74,443)	–
Gross Profit/Loss	(43,902)	1,647	(43,902)	6,552

Operating Expenses:
General and administrative	34,257	1,194	34,257	5,698
Total Operating Expenses	34,257	1,194	34,257	5,698

Loss from Operations	(78,159)	453	(78,159)	854

Other Expenses
Gain on settlement of debt	1,000	–	1,000	–
Miscellaneous expense	(59)	–	(59)	–
Gain on extinguishment of accounts payable	55,228	–	55,228	–
Gain on extinguishment of related party payable	20,519	–	20,519	–
Loss on extinguishment of prepaid expenses	(5,000)	–	(5,000)	–
Loss on receivable from subsidiary	(180,000)	–	(180,000)	–
Imputed interest	(656)	(656)	(1,312)	(1,312)
Interest Expense, net	(11,651)	(11,651)	(23,302)	(23,302)
Total other income (expense)	(120,619)	(12,307)	(132,926)	(24,614)

Net loss for the period	$(198,778)	$(11,854)	$(211,085)	$(23,760)

Net loss per share:
Basic and diluted	(0.01)	(0.00)	(0.01)	(0.00)

Weighted average number of shares outstanding:
Basic and diluted	21,079,566	20,229,566	21,079,566	20,229,566

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-3

NXGEN BRANDS, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

(Unaudited)

	Common Stock				Total
	Number of		Additional Paid	Accumulated	Shareholders'
	Shares	Par Value	in Capital	Deficit	Equity

BALANCE December 31, 2020	19,629,566	$20,320	$1,638,326	$(2,008,397)	$(349,751)
Net loss	1,450,000	1,450	76,968	(247,482)	(169,064)
BALANCE December 31, 2021	21,079,566	$21,770	$1,715,294	$(2,255,879)	$(518,815)
Net loss	–	–	2,624	(48,533)	(45,909)
BALANCE December 31, 2022	21,079,566	$21,770	$1,717,918	$(2,304,412)	$(564,724)
Net loss	–	–	656	(12,307)	(11,651)
BALANCE June 30, 2023	21,079,566	$21,770	$1,718,574	$(2,316,719)	$(576,375)
	–	$–	$–	$(659,095)	$(659,095)
Net loss	–	–	656	(121,560)	(120,904)
BALANCE June 30, 2023	21,079,566	$21,770	$1,719,230	$(3,097,374)	$(1,356,374)

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-4

NXGEN BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022

Cash flow from operating activities:
Net loss	$(211,085)	$(23,760)
Adjustment to reconcile net loss to net cash used in operating activities
Imputed Interest	1,312	1,312
Accrued Interest	23,302	23,302
Gain on settlement of debt	(1,000)	–
Gain on extinguishment of related party payable	(20,519)	–
Loss on extinguishment of prepaid expenses	5,000	–
Loss on extinguishment of receivable from subsidiary	180,000	–
Miscellaneous expense	59	–
Loss on consolidation	78,159	–
Changes in operating assets and liabilities:
Accounts Payable	(55,228)	(416)
Net Cash (Used) in operating activities	–	438

Cash flows from financing activities:
Proceeds from Stock subscription	–	–
Proceeds from notes payable	–	–
Net cash provided by financing activities	–	–

Decrease/Increase in cash during the period	–	438

Cash, beginning of period	–	55

Cash, end of period	$–	$493

Supplemental disclosure of cash flow information:
Cash paid during the period
Gain on forgiveness of debt	$–	$–

The accompanying notes are an integral part of these unaudited consolidated financial statements

F-5

NxGen Brands, Inc.

Notes to the Unaudited Consolidated Financial Statements

Note 1 - Organization and Operations

Nature of Business and Continuance of Operations

NxGen Brands, Inc. (the "Company") was incorporated on August 27, 1997, in the State of Florida and subsequently re-domiciled in the State of Nevada. The Company is currently engaged in the Manufacturing, Marketing and Sales of non-THC CBD (Cannabidiol) and CBG (Cannabigerol) products. On March 23, 2023 entered into a definitive agreement with American Metabolix Inc. to purchase the assets of American Metabolix Inc.

These consolidated financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing. We had Stockholders deficit of $1,356,374 and had an accumulated deficit of $3,097,374. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s management plans to raise funds in the next 12 months through a combination of debt financing and equity financing.

Note 2 - Significant and Critical Accounting Policies and Practices

a)    Basis of Presentation

These consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States and are expressed in US dollars. The Company’s fiscal year end is December 31.

b)    Principles of Consolidation

The consolidated financial statements include the accounts of NxGen Brands, Inc. and its 100% owned subsidiary, NxGen Brands LLC. All intercompany accounts and transactions have been eliminated in consolidation.

c)    Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to stock-based compensation and deferred income tax asset valuation allowances.

The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

F-6

d)    Reclassification

Certain prior period amounts have been reclassified to conform to current period presentation.

e)    Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of Year or less at the time of issuance to be cash equivalents.

f)    Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts payable and accrued liabilities, short-term debts and due to related parties. Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments the fair value of the Company’s cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets.

g)    Basic and diluted earnings per share

Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.

f)    Foreign Currency Translation

The Company’s planned operations will be in the United States, which results in exposure to market risks from changes in foreign currency exchange rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk. The Company's functional currency for all operations worldwide is the U.S. dollar.

Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Revenues and expenses are translated at average rates for the year. Gains and losses from translation of foreign currency financial statements into U.S. dollars are included in current results of operations.

g)    Revenue Recognition

ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), became effective for the Company on January 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the “modified retrospective” transition method for open contracts for the implementation of Topic 606.

The Company made no adjustments to its previously-reported total revenues, as those periods continue to be presented in accordance with its historical accounting practices under Topic 605, Revenue Recognition.

F-7

The Company will recognize revenue according to Topic 606 in a manner that reasonably reflects the delivery of its services and products to customers in return for expected consideration and includes the following elements:

●	executed contracts with the Company’s customers that it believes are legally enforceable;

●	identification of performance obligations in the respective contract;

●	determination of the transaction price for each performance obligation in the respective contract;

●	allocation the transaction price to each performance obligation; and

●	recognition of revenue only when the Company satisfies each performance obligation.

The Company has had sales of $30,541 for the three months ended June 30, 2023.

h)    Income Taxes

The Company uses the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, the Company does not foresee generating taxable income in the near future and utilizing its deferred tax asset, therefore, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

i)    Stock-Based Compensation

We estimate the fair value of each stock option award at the grant date by using the Black-Scholes option pricing model and common shares based on the market price of the Company’s common stock on the date of the share grant. The fair value determined represents the cost for the award and is recognized over the vesting period during which an employee is required to provide service in exchange for the award. As share-based compensation expense is recognized based on awards ultimately expected to vest, we reduce the expense for estimated forfeitures based on historical forfeiture rates. Previously recognized compensation costs may be adjusted to reflect the actual forfeiture rate for the entire award at the end of the vesting period. Excess tax benefits, if any, are recognized as an addition to paid-in capital.

Fair value measurements

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Level 1 uses quoted prices in active markets for identical assets or liabilities, Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. The amount of the total gains or losses for the period are included in earnings that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date. The Company has no assets or liabilities that are adjusted to fair value on a recurring basis.

F-8

Convertible financial instruments

The Company bifurcates conversion options from their host instruments and accounts for them as free-standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable U.S. GAAP.

Beneficial conversion feature

The issuance of the convertible debt generated a beneficial conversion feature (“BCF”), which arises when a debt or equity security is issued with an embedded conversion option that is beneficial to the investor or in the money at inception because the conversion option has an effective strike price that is less than the market price of the underlying stock at the commitment date. The Company recognized the BCF by allocating the intrinsic value of the conversion option, which is the number of shares of common stock available upon conversion multiplied by the difference between the effective conversion price per share and the fair value of common stock per share on the commitment date, resulting in a discount on the convertible debt (recorded as a component of additional paid-in capital). The discount is amortized to interest expense over the term of the convertible debt.

j) Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The update modified the classification criteria and requires lessees to recognize the assets and liabilities on the balance sheet for most leases. The update was effective for fiscal years beginning after December 15, 2018, with early adoption permitted. Adoption of this update as of July 1, 2019 did not have a material impact on the Company’s consolidated financial statements because the Company has no long-term operating leases.

In June 2018, the FASB issued ASU 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The update aligns the accounting for share-based payment awards issued to nonemployees with those issued to employees. Under the new guidance, the nonemployee awards will be measured on the grant date and compensation costs will be recognized when achievement of the performance condition is probable. This new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The adoption of the new guidance on July 1, 2019 did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement. The update modifies the disclosure requirements for recurring and nonrecurring fair value measurements, primarily those surrounding Level 3 fair value measurements and transfers between Level 1 and Level 2. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within that reporting period. The Company is currently evaluating the new guidance and does not expect it to have a material impact on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and, (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the impact of the adoption of this standard on its consolidated financial statements.

F-9

As of June 30, 2023 and 2021, there are no recently issued accounting standards not yet adopted that would have a material effect on the Company’s financial statements to have a material impact on the Company’s CFS.

Note 3 – Going Concern

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the financial statements, the Company had an accumulated deficit of $3,097,374 at June 30, 2023, a net loss of $198,778 for the three months ended June 30, 2023 and net cash used in operating activities of $0 for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has commenced operations and has generated revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations. Management intends to raise additional funds by way of a private or public offering.

While the Company believes in the viability of its strategy to continue operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4- Notes Payable and Advances Payable

Convertible Notes Payable

For the period ended June 30, 2023 the Company had an aggregate total of $113,265 in outstanding convertible notes payable from unrelated parties. The Company received $24,620 during 2018 from one unrelated party, in 2017 the Company received a total of $49,445 from two unrelated parties, these notes bear an interest rate of 8% per annum and are convertible to common or preferred stock, and the Company received $31,200 in prior years of which is non-interest bearing.

During the period ended June 30, 20223 the received a total of $75,000 in convertible loans from two unrelated parties.

The convertible notes bear an interest rate of 10% per annum are convertible to common or preferred stock of the Company. The Company recorded accrued interest in the amount of $1,104 for the period ending June 30, 2023.

Accrued Interest

For the three months ended June 30, 2023 the Company recorded accrued interest in the amount of $11,651 and imputed interest of $656. As of June 30, 2023, no payments of principal have been made to the note holders.

Note 5 - Investment in Subsidiary

As a result of the Company’s acquisition of NxGen Brands LLC, the Company has invested a total of $180,000 into NxGen Brands LLC, now a wholly owned subsidiary of the Company.

F-10

As of June 30, 2023, was determined that this amount was unrecoverable and has been written off.

Note 6 - Related Party Payable

On April 6, 2018 MVD Group LLC converted $10,000 of its indebtedness into common shares of the Company. As of June 30, 2023, the Company was indebted to MVD Group LLC a limited liability company owned by Carlos Hurtado, Chairman of the Company, in the amount of $9,000. This amount represents non-interest bearing advances payable of $9,000.

On April 30, 2020 Angel Burgos President and CEO of the Company loaned a total of $10,000 to the Company. This amount represents non-interest bearing advances payable of $10,000 and has a maturity of one year to repay this advance.

On May 29, 2020 Carlos Hurtado Chairman of the Company loaned a total of $1,200 to the Company. This amount represents non-interest bearing advances payable of $1,200 and has a maturity of one year to repay this advance.

As of June 30, 2023, was determined that these amounts were unrecoverable and has been written off.

Note 7 – Small Business Administration Loan

On July 6, 2020 the Company’s wholly owned subsidiary NxGen Brands, LLC received a loan from the Small Business Administration (SBA) in the Amount of $96,400. The term of the loan is 30 years and bears an interest rate of 3.75% per annum, with the first payment occurring in July 2022. The funds will be used for general working capital purposes.

Note 8– Subsequent Events

The Company has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through June 30, 2023, the date the consolidated financial statements were available to be published, and the Company has expressed there are no reportable subsequent events to disclose.

F-11

NXGEN BRANDS, INC.

BALANCE SHEETS

	December 31, 2022	December 31, 2021
	(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash	$–	$55
Investment in Subsidiary	180,000	180,000
Prepaid Expenses	5,000	5,000
Inventory	–	10,997
Total Current Assets	185,000	196,052
Total assets	$185,000	$196,052

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts Payable and Accrued Liabilities	$55,228	$55,643
Related Party Payable	20,519	20,200
Accrued Interest	151,010	116,057
Convertible Notes Payable	173,403	173,403
Notes Payable	349,564	349,564
Total liabilities	749,724	714,867

Stockholders' deficit:
Preferred Stock Class A Authorized 2,000,000 Par Value $0.001 As of December 31, 2022 and December 31, 2021	–	–
Preferred Stock Class B Authorized 5,000,000; 670,000 Issued and Outstanding, Par Value $0.001 As of December 31, 2022 and December 31, 2021	670	690
Common stock; authorized 75,000,000; 21,079,566 shares at $0.001 Par Value As of December 31, 2022 and 21,079,566 shares at $0.001 Par Value at December 31, 2021	21,080	21,080
Additional Paid in Capital	1,717,938	1,715,294
Accumulated Deficit	(2,304,412)	(2,255,879)
Total stockholders' deficit	(564,724)	(518,815)

Total Liabilities and stockholders deficit	$185,000	$196,052

The accompanying notes are an integral part of these financial statements

F-12

NXGEN BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Year Ended	Year Ended
	31-Dec-22	31-Dec-21

Revenue
Net sales	$15,133	$40,419
Cost of Goods Sold	–	(19,833)
Gross Profit	15,133	20,586

Operating Expenses:
General and administrative	14,437	218,840

Total Operating Expenses	14,437	218,840

Loss from Operations	696	(198,254)

Other Expenses
Imputed interest	2,625	2,624
Interest Expense, net	46,604	46,604
Total other income (expense)	49,229	49,228

Net loss for the period	$(48,533)	$(247,482)

Net loss per share:
Basic and diluted	$(0.00)	$(0.01)

Weighted average number of shares outstanding:
Basic and diluted	21,079,566	20,229,566

The accompanying notes are an integral part of these financial statements

F-13

NXGEN BRANDS, INC.

STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

	Common Stock		Additional		Total
	Number of Shares	Par Value	Paid in Capital	Accumulated Deficit	Shareholders’ Equity

BALANCE December 31, 2020	19,629,566	$20,320	$1,638,326	$(2,008,397)	$(349,751)

Net loss	1,450,000	1,450	76,968	(247,482)	(169,064)
BALANCE December 31, 2021	21,079,566	$21,770	$1,715,294	$(2,255,879)	$(518,815)

Net loss	–	–	2,624	(48,533)	(45,909)
BALANCE December 31, 2022	21,079,566	$21,770	$1,717,918	$(2,304,412)	$(564,724)

The accompanying notes are an integral part of these financial statements

F-14

NXGEN BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Year Ended December 31, 2022	Year Ended December 31, 2021

Cash flow from operating activities:
Net loss	$(48,533)	$(247,482)
Adjustment to reconcile net loss to net cash used in operating activities
Imputed Interest	2,624	2,624
Accrued Interest	46,604	46,604
Shares for services	–	–
Changes in operating assets and liabilities:
Accounts Payable	(756)	1,079
Net Cash (Used) in Operating activities	(61)	(197,175)

Cash flows from financing activities:
Proceeds from Stock subscription	–	75,000
Proceeds from notes payable	–	121,442
Net cash provided by financing activities	–	196,442

Decrease/Increase in cash during the period	(61)	(733)

Cash, beginning of period	61	788

Cash, end of period	$–	$55

Supplemental disclosure of cash flow information:
Cash paid during the period
Gain on forgiveness of debt	$–	$–

The accompanying notes are an integral part of these financial statements

F-15

NxGen Brands, Inc.

Notes to the Consolidated Financial Statements

For the Year Ended December 31, 2022

Note 1 - Organization and Operations

Nature of Business and Continuance of Operations

NxGen Brands, Inc. (the "Company") was incorporated on August 27, 1997, in the State of Florida and subsequently re- domiciled in the State of Nevada. The Company is currently engaged in the Manufacturing, Marketing and Sales of non- THC CBD (Cannabidiol) and CBG (Cannabigerol) products.,

These consolidated financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing. We had Stockholders deficit of $564,724 and had an accumulated deficit of $2,304,412. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s management plans to raise funds in the next 12 months through a combination of debt financing and equity financing.

Note 2 - Significant and Critical Accounting Policies and Practices

a)	Basis of Presentation

These consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States and are expressed in US dollars. The Company’s fiscal year end is December 31.

b)	Principles of Consolidation

The consolidated financial statements include the accounts of NxGen Brands, Inc. and its 100% owned subsidiary, NxGen Brands LLC. All intercompany accounts and transactions have been eliminated in consolidation.

c)	Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to stock-based compensation and deferred income tax asset valuation allowances.

F-16

The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

d)	Reclassification

Certain prior period amounts have been reclassified to conform to current period presentation.

e)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of Year or less at the time of issuance to be cash equivalents.

f)	Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts payable and accrued liabilities, short-term debts and due to related parties. Pursuant to ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments the fair value of the Company’s cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets.

g)	Basic and diluted earnings per share

Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants.

f)	Foreign Currency Translation

The Company’s planned operations will be in the United States, which results in exposure to market risks from changes in foreign currency exchange rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk. The Company's functional currency for all operations worldwide is the U.S. dollar.

Nonmonetary assets and liabilities are translated at historical rates and monetary assets and liabilities are translated at exchange rates in effect at the end of the year. Revenues and expenses are translated at average rates for the year. Gains and losses from translation of foreign currency financial statements into U.S. dollars are included in current results of operations.

F-17

g)	Revenue Recognition

ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), became effective for the Company on January 1, 2018. The Company’s revenue recognition disclosure reflects its updated accounting policies that are affected by this new standard. The Company applied the “modified retrospective” transition method for open contracts for the implementation of Topic 606.

The Company made no adjustments to its previously-reported total revenues, as those periods continue to be presented in accordance with its historical accounting practices under Topic 605, Revenue Recognition.

The Company will recognize revenue according to Topic 606 in a manner that reasonably reflects the delivery of its services and products to customers in return for expected consideration and includes the following elements:

•	executed contracts with the Company’s customers that it believes are legally enforceable;
•	identification of performance obligations in the respective contract;
•	determination of the transaction price for each performance obligation in the respective contract;
•	allocation the transaction price to each performance obligation; and
•	recognition of revenue only when the Company satisfies each performance obligation.

The Company has had sales of $15,133 for the year ended December 31, 2022

h)	Income Taxes

The Company uses the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, the Company does not foresee generating taxable income in the near future and utilizing its deferred tax asset, therefore, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

i)	Stock-Based Compensation

We estimate the fair value of each stock option award at the grant date by using the Black-Scholes option pricing model and common shares based on the market price of the Company’s common stock on the date of the share grant. The fair value determined represents the cost for the award and is recognized over the vesting period during which an employee is required to provide service in exchange for the award. As share-based compensation expense is recognized based on awards ultimately expected to vest, we reduce the expense for estimated forfeitures based on historical forfeiture rates. Previously recognized compensation costs may be adjusted to reflect the actual forfeiture rate for the entire award at the end of the vesting period. Excess tax benefits, if any, are recognized as an addition to paid-in capital.

F-18

Fair value measurements

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Level 1 uses quoted prices in active markets for identical assets or liabilities, Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. The amount of the total gains or losses for the period are included in earnings that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date. The Company has no assets or liabilities that are adjusted to fair value on a recurring basis.

Convertible financial instruments

The Company bifurcates conversion options from their host instruments and accounts for them as free-standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional, as that term is described under applicable U.S. GAAP.

Beneficial conversion feature

The issuance of the convertible debt generated a beneficial conversion feature (“BCF”), which arises when a debt or equity security is issued with an embedded conversion option that is beneficial to the investor or in the money at inception because the conversion option has an effective strike price that is less than the market price of the underlying stock at the commitment date. The Company recognized the BCF by allocating the intrinsic value of the conversion option, which is the number of shares of common stock available upon conversion multiplied by the difference between the effective conversion price per share and the fair value of common stock per share on the commitment date, resulting in a discount on the convertible debt (recorded as a component of additional paid-in capital). The discount is amortized to interest expense over the term of the convertible debt.

j)	Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). The update modified the classification criteria and requires lessees to recognize the assets and liabilities on the balance sheet for most leases. The update was effective for fiscal years beginning after December 15, 2018, with early adoption permitted.

Adoption of this update as of July 1, 2019 did not have a material impact on the Company’s consolidated financial statements because the Company has no long-term operating leases.

In June 2018, the FASB issued ASU 2018-07, Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The update aligns the accounting for share-based payment awards issued to nonemployees with those issued to employees. Under the new guidance, the nonemployee awards will be measured on the grant date and compensation costs will be recognized when achievement of the performance condition is probable. This new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. The adoption of the new guidance on July 1, 2019 did not have a material impact on the Company’s consolidated financial statements.

F-19

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework- Changes to the Disclosure Requirements for Fair Value Measurement. The update modifies the disclosure requirements for recurring and nonrecurring fair value measurements, primarily those surrounding Level 3 fair value measurements and transfers between Level 1 and Level 2. The new standard is effective for fiscal years beginning after December 15, 2019, including interim periods within that reporting period. The Company is currently evaluating the new guidance and does not expect it to have a material impact on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and, (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the impact of the adoption of this standard on its consolidated financial statements.

As of December 31, 2022 and 2021, there are no recently issued accounting standards not yet adopted that would have a material effect on the Company’s financial statements to have a material impact on the Company’s CFS.

Note 3 – Going Concern

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the financial statements, the Company had an accumulated deficit of $2,304,412 at December 31, 2022, a net loss of $48,533 for the year ended December 31, 2022 and net cash used in operating activities of $61 for the reporting period then ended. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has commenced operations and has generated revenue; however, the Company’s cash position may not be sufficient to support the Company’s daily operations. Management intends to raise additional funds by way of a private or public offering.

While the Company believes in the viability of its strategy to continue operations and generate sufficient revenue and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenue and its ability to raise additional funds by way of a public or private offering.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4- Notes Payable and Advances Payable Convertible Notes Payable

For the period ended December 31, 2022 the Company had an aggregate total of $113,265 in outstanding convertible notes payable from unrelated parties. The Company received $24,620 during 2018 from one unrelated party, in 2017 the Company received a total of $49,445 from two unrelated parties, these notes bear an interest rate of 8% per annum and are convertible to common or preferred stock, and the Company received $31,200 in prior years of which is non-interest bearing.

F-20

During the period ended December 31, 2022 the received a total of $75,000 in convertible loans from two unrelated parties. The convertible notes bear an interest rate of 10% per annum are convertible to common or preferred stock of the Company. The Company recorded accrued interest in the amount of $1,104 for the period ending December 31, 2022.

Notes Payable

During the period ended June 30, 2019, the Company received $105,000 from an unrelated third party the Note bears an interest rate of 25% per annum and is not convertible.

Accrued Interest

For the year ended December 31, 2022 the Company recorded accrued interest in the amount of $11,651 and imputed interest of $656. As of December 31, 2022, no payments of principal have been made to the note holders.

Note 5 - Investment in Subsidiary

As a result of the Company’s acquisition of NxGen Brands LLC, the Company has invested a total of $180,000 into NxGen Brands LLC, now a wholly owned subsidiary of the Company.

Note 6 - Related Party Payable

On April 6, 2018 MVD Group LLC converted $10,000 of its indebtedness into common shares of the Company. As of December 31, 2022, the Company was indebted to MVD Group LLC a limited liability company owned by Carlos Hurtado, Chairman of the Company, in the amount of $9,000. This amount represents non-interest bearing advances payable of $9,000.

On April 30, 2020 Angel Burgos President and CEO of the Company loaned a total of $10,000 to the Company. This amount represents non-interest bearing advances payable of $10,000 and has a maturity of one year to repay this advance.

On May 29, 2020 Carlos Hurtado Chairman of the Company loaned a total of $1,200 to the Company. This amount represents non- interest bearing advances payable of $1,200 and has a maturity of one year to repay this advance.

Note 7 – Small Business Administration Loan

On July 6, 2020 the Company’s wholly owned subsidiary NxGen Brands, LLC received a loan from the Small Business Administration (SBA) in the Amount of $96,400. The term of the loan is 30 years and bears an interest rate of 3.75% per annum, with the first payment occurring in July 2022. The funds will be used for general working capital purposes.

Note 8– Subsequent Events

The Company has evaluated subsequent events and transactions for potential recognition or disclosure in the consolidated financial statements through December 31, 2022, the date the consolidated financial statements were available to be published, and the Company has expressed there are no reportable subsequent events to disclose.

F-21

AMERICAN METABOLIX, INC.

BALANCE SHEET

(Unaudited)

	As on December 31
	2022	2021

Assets
Current Assets
Cash and cash equivalents	$146.33	$255,637.26
Accounts receivable	3,636.62	39,447.71
Inventory	366,706.39	576,508.99
Prepaid expenses	9,987.05	82,248.03

Total Current Assets	380,476.39	953,841.99

Other Assets
Customer lists, net	–	18,459.33
Intangible assets, net	5,950.00	3,350.00

Total Other Assets	5,950.00	21,809.33

Total Assets	$386,426.39	$975,651.32

LIABILITIES AND STOCKHODLDERS' EQUITY

Current Liabilities
Accounts payable	$46,508.43	$6,278.36
Loans payable	–	746,460.25
Loans payable, related parties	814,636.47	1,041,871.00
Total Current Liabilities	861,144.90	1,794,609.61

Non-Current Liabilities	–	–

Total Liabilities	861,144.90	1,794,609.61

MEMBERS' EQUITY
Common stock, par value $0.001; 100 shares authorized; 100 shares issued and outstanding as of December 31, 2022 and December 31, 2021	0.10	0.10
Accumulated deficit	(474,718.61)	(818,958.39)
Total stockholders' equity	(474,718.51)	(818,958.29)

Total Liabilities and stockholders' equity	$386,426.39	$975,651.32

The accompanying notes are an integral part of these financial statements.

F-22

AMERICAN METABOLIX, INC.

STATEMENT OF OPERATIONS

(Unaudited)

	For the years ended December 31
	2022	2021

Revenue	$636,979.16	$697,981.10
Cost of revenue	(510,975.95)	(423,269.32)
Gross profit	126,003.21	274,711.78

Operating expenses:
Advertising and marketing	207,383.36	343,981.73
General and administrative	102,751.79	108,368.37
Legal and professional fees	629,990.73	649,053.00

Total operating expenses	940,125.88	1,101,403.10

Other income:
Other income	1,158,362.45	7,732.93
Total other income:	1,158,362.45	7,732.93

Profit / (loss) before income taxes	344,239.78	(818,958.39)
Income tax expense	–	–

Net profit / (loss)	$344,239.78	$(818,958.39)

The accompanying notes are an integral part of these financial statements.

F-23

AMERICAN METABOLIX, INC.

STATEMENT OF CASH FLOWS

(Unaudited)

	For the years ended December 31
	2022	2021

Cash Flows from Operating Activities
Net profit / (loss)	$344,239.78	$(818,958.39)
Adjustments to reconcile net profit / (loss) to net cash provided by / (used in) operating activities:
Amortization of customer lists asset	(25,844.07)	25,844.07
Changes in operating assets and liabilities:
Prepaid expenses	72,260.98	(82,248.03)
Accounts Receivable	35,811.09	(39,447.71)
Inventory	209,802.60	(576,508.99)
Accounts payable	40,230.07	6,278.36

Total adjustments to reconcile net profit / (loss) to net cash provided by / (used in) operating activities:	332,260.67	(666,082.30)

Net cash provided by / (used in) operating activities	676,500.45	(1,485,040.69)

Cash flows from investing activities
Acquisition of intangibles	(2,600.00)	(3,350.00)
Customer lists	44,303.40	(44,303.40)

Net cash provided by / (used in) investing activities	41,703.40	(47,653.40)

Cash flows from financing activities
Issuance of common stock	–	0.10
Loans payable, related parties	(227,234.53)	1,041,871.00
Loans payable	(746,460.25)	746,460.25

Net cash (used in) / provided by financing activities	(973,694.78)	1,788,331.35

Net (decrease) / increase in cash and cash equivalents	(255,490.93)	255,637.26
Cash and cash equivalents at the beginning of the year	255,637.26	–
Cash and cash equivalents at the end of the year	$146.33	$255,637.26

The accompanying notes are an integral part of these financial statements.

F-24

AMERICAN METABOLIX, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

(Unaudited)

	Common Stock		Additional Paid-In	Accumulated	Total Stockholders' Equity
	Shares	Amount	Capital	(Deficit)	(Deficit)

Balance, January 1, 2021	–	$–	$–	$–	$–

Issuance of common stock	100	0.10	–	–	0.10

Net loss for the year ended, December 31, 2021	–	–	–	(818,958.39)	(818,958.39)

Balance, December 31, 2021	100	$0.10	$–	$(818,958.39)	$(818,958.29)

Issuance of common stock	–	–	–	–	–

Net profit for the year ended, December 31, 2022	–	–	–	344,240	344,240

Balance, December 31, 2022	100	$0.10	$–	$(474,718.61)	$(474,718.51)

The accompanying notes are an integral part of these financial statements.

F-25

AMERICAN METABOLIX, INC.

Notes to the Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

(Unaudited)

Note 1 - Organization and Description of Business

American Metabolix, Inc. (the “Company”) was incorporated under the laws of the state of Colorado on January 8, 2021 through its parent Company, Torque Lifestyle Brands, Inc. (TQLB) controlled by David Lovatt and Leonard Armenta Jr.

The American Metabolix™ brand of products was acquired from Sensatus Group, LLC with certain nutritional supplements inventories and certain intangible assets (predominantly customer lists). The inventories and intangible assets were later on transferred to the Company.

American Metabolix, Inc. seeks to become a recognized brand name in the supplements production industry with its headquarters in the United States of America.

On September 1, 2021, TQLB sold all 100 of the issued and outstanding shares of common stock of American Metabolix, Inc. (the “Company”) to GenTech Holdings, Inc. (See Note 4).

On October 28, 2021, the Company filed statement of a trade name “Storm Lifestyles” with the Colorado Secretary of State.

The Company has adopted a fiscal year end of December 31.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include all short-term highly liquid investments that are readily convertible to known amounts of cash and have original maturities of three months or less from the date of purchase. Cash and cash equivalents at December 31, 2022 and December 31, 2021 were $ 146.33 and $255,637.26 respectively.

F-26

Accounts Receivable

Accounts receivable are non-interest-bearing obligations due under the normal course of business. The management reviews account receivable on a monthly basis to determine if any receivables will be potentially uncollectible. Historical bad debts and current economic trends are used in evaluating the allowance for doubtful accounts. The Company includes any accounts receivable balances that are determined to be uncollectible in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. At December 31, 2022 and December 31, 2021, the allowance for doubtful accounts was $0 and $39,697.60 respectively.

Customer Lists Asset

Customer lists were acquired from Sensatus Group, LLC in connection with the asset purchase agreement dated January 20, 2021. The cost of $ 800,000 allocated to customer lists was being amortized using the straight-line method over the three years estimated economic life of the customer lists. On September 1, 2021, the customer lists were transferred to GenTech Holdings, Inc. in connection with share purchase agreement (See Note 4).

Impairment of Long-Lived Assets

The Company’s long-lived assets, including customer lists and intangible assets (trademarks), are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management’s estimates on asset useful lives and future cash flows. Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial position. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Inventory

Inventory, consisting of nutritional supplements under the Storm Lifestyles brand name, is stated at the lower of cost and net realizable value. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence, or impaired balances.

Revenue Recognition

Revenue is recognized only when all of the following conditions have been met: (i) there is persuasive evidence of an arrangement; (ii) delivery has occurred; (iii) the price or fee is fixed or determinable; and (iv) collectability is reasonably assured.

The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required. During the years ended December 31, 2022 and December 31, 2021, the Company recorded $636,979.16 and $697,981.10 respectively in revenues from sales.

F-27

Income Taxes

The Company accounts for income taxes under ASC 740 “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Fair Value of Financial Instruments

The Company’s balance sheet includes certain financial instruments such as cash and cash equivalents, accounts receivable, loans payable, loans payable-related parties and accounts payable. The carrying amounts of current assets and current liabilities approximate their fair values because of the relatively short period of time between the origination of these instruments and their expected realization.

The Company follows FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 – Inputs that are both significant to the fair value measurement and unobservable.

As of December 31, 2022 and December 31, 2021, there were no financial assets or liabilities measured at fair value.

Related Parties

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

During the year ended December 31, 2021, related parties advanced $ 1,041,871, to the Company as working capital. As of December 31, 2022 and December 31, 2021, total loans payable to related parties were $1,041,871 and $ 814,636.47, respectively. The advances are non-interest bearing and are due on demand.

F-28

Recently Issued Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

Note 3 – Loans Payable

These loans are non-interest bearing and due on demand. As of December 31, 2022 and December 31, 2021, the balance due on these loans was $0 and $746,460.25 respectively.

Note 4 – Share Purchase Agreement and Sale of American Metabolix, Inc.

On September 1, 2021 (See Note 1), TQLB executed a Share Purchase Agreement with GenTech Holdings, Inc. (“GenTech”) whereby TQLB sold all 100 of the issued and outstanding shares of common stock of American Metabolix, Inc. (the “Company”) to GenTech for $1,300,000 to be paid (i) $500,000 cash, (ii) $400,000 through GenTech’s assumption of $400,000 of the promissory note in the original principal amount of $800,000 payable by TQLB to Sensatus which note had a remaining balance due of $400,000, and (iii) $400,000 through GenTech’s issuance of a $400,000 promissory note to TQLB repayable in four equal quarterly payments. Both TQLB and GenTech are controlled by David Lovatt and Leonard Armenta Jr.

Note 5 – Stockholders’ Equity

Common stock

The Company is authorized to issue 100 shares of its common stock, $0.001 par value. As of December 31, 2022 and December 31, 2021, there were 100 shares of Common Stock issued and outstanding.

Note 6 – Subsequent Events

On March 23, 2023, the Company executed a Share Purchase Agreement with Nxgen Brands, Inc. (“NXGB” or the Buyer) whereby the Company sold the Storm Lifestyles brand of products to Nxgen Brands, Inc. in consideration for NXGB’s issuance of a $249,903.14 10% promissory note to the Company. The principal and interest are both repayable in full on March 31, 2024 (the “Due Date”). Together with the note, 8,333,333 shares of Buyer common stock (the “Shares”) will be given to the Company.

F-29

NXGEN BRANDS, INC.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The following unaudited pro forma financial statements are based on the historical financial statements of NxGen Brands, Inc. (“NXGB”) and American Metabolix, Inc. (“AMI”), after giving effect to NXGB’s acquisition of substantially all of the assets of AMI (the “Acquisition”), and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma financial statements. The effective date of the Acquisition was March 23, 2023.

Unaudited Pro Forma Balance Sheet

The following unaudited pro forma balance sheet has been derived from the balance sheet of NXGB at December 31, 2022 (unaudited), and adjusts such information to give effect to the acquisition of AMI, as if the Acquisition had occurred at December 31, 2022. The unaudited pro forma balance sheet is presented for informational purposes only and does not purport to be indicative of the financial condition that would have resulted if the acquisition had been consummated at December 31, 2022. The unaudited pro forma balance sheet should be read in conjunction with the notes thereto and the financial statements and related notes thereto of AMI contained elsewhere herein.

	NXGB	AMI	Pro Forma Adjustments	Pro Forma
Current Assets
Cash and cash equivalents	$–	$146	$–	$146
Accounts receivable	–	3,637	–	3,637
Inventory	–	366,706	–	366,706
Investment in subsidiary	180,000	–	–	180,00
Acquired operating assets	–	–	258,236	258,236
Prepaid expenses	5,000	9,987	–	14,987
Total Current Assets	185,000	380,476	258,236	823,712
Other Assets	–	5,950	–	5,950
Total Assets	$185,000	$386,426	$258,236	$829,662

Current Liabilities
Accounts payable and accrued liabilities	$55,228	$46,508	$–	$101,736
Accrued interest	151,010		–	151,010
Convertible notes payable	173,403	–	–	173,403
Notes payable	349,564	–	249,903	599,467
Loans payable - related parties	20,519	814,636	–	835,155
Total Liabilities	749,724	861,144	249,903	1,860,771
Shareholders’ Equity (Deficit)
Stated capital	21,750	1	8,333	30,084
Additional paid-in capital	1,717,938	–	–	1,717,938
Accumulated deficit	(2,304,412)	(474,719)	–	2,779,131
Total Shareholders’ Equity (Deficit)	(564,724)	(474,718)	8,333	(1,031,109)
Total Liabilities and Shareholders’ Equity (Deficit)	$185,000	$386,426	$258,236	$829,662

See accompanying notes to unaudited pro forma financial statements.

F-30

Unaudited Pro Forma Statements of Operations

Year Ended December 31, 2022

The following pro forma statement of operations has been derived from the statement of operation of NXGB at December 31, 2022, and adjusts such information to give effect to the Acquisition of AMI, as if the Acquisition had occurred at January 1, 2022. The pro forma statement of operations is presented for informational purposes only and does not purport to be indicative of the results of operations that would have resulted if the acquisition had been consummated at January 1, 2022. The pro forma statement of operations should be read in conjunction with AMI’s financial statements and related notes thereto contained elsewhere herein.

	NXGB	AMI	Pro Forma Adjustments	Pro Forma
Revenues	$15,133	$636,979	$–	$652,112
Cost of revenues	–	(510,976)	–	(510,976)
Gross profit (loss)	15,133	126,003	–	141,136
Total operating expenses	(14,437)	(940,126)	–	(954,563)
Net Operating Profit (Loss)	696	(814,123)	–	(813,427)
Other Income (Expense)
Imputed interest	(2,625)	–	–	(2,625)
Interest expense	(46,604)	–	–	(46,604)
Other income	–	1,158,362	–	1,158,362
Total Other Income (Expense)	(49,229)	1,158,362	–	1,109,133
Profit (Loss) Before Taxes	(48,533)	344,239	–	295,706
Income Tax Expense	–	–	–	–
Net Profit (Loss)	$(48,533)	$344,239	$–	$295,706

Net profit (loss) per share
Basic and Diluted	$(0.00)	$0.00	$–	$0.00

Net profit (loss) per share
Basic and Diluted	$(0.00)	$0.00	$–	$0.00

See accompanying notes to unaudited pro forma financial statements.

F-31

Notes to Unaudited Pro Forma Financial Statements

Note 1. Basis of Unaudited Pro Forma Presentation

The unaudited pro forma balance sheet as of December 31, 2022, and the unaudited pro forma statement of operations for the year ended December 31, 2022, are based on the historical financial statements of NXGB and AMI, after giving effect to NXGB’s acquisition of AMI (the “Acquisition”) and the assumptions and adjustments described in the notes herein. No pro forma adjustments were required to conform the accounting policies of AMI to NSGB’s accounting policies.

The unaudited pro forma balance sheet as of December 31, 2022, is presented as if the Acquisition had occurred on December 31, 2022. The unaudited pro forma statement of operations of NXGB and AMI for the year ended December 31, 2022, is presented as if the Acquisition had taken place on January 1, 2022.

The unaudited pro forma financial statements are not intended to represent or be indicative of the results of operations or financial position of NXGB that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of NXGB.

Note 2. AMI Acquisition

Effective March 23, 2023, NXGB entered into Asset Sale and Purchase Agreement with AMI (the “AMI Agreement”), pursuant to which NXGB acquired substantially all of the assets of AMI for 8,333,333 shares of common stock of NXGB (the “Acquisition Shares”) and a $249,903.14 principal amount promissory note (the “AMI Note”). The securities issued by NXGB pursuant to the AMI Agreement are considered “restricted securities.” Acquisition-related expenses, including legal and accounting fees and other external costs directly related to the acquisition, were expensed as incurred.

Note 3. Pro Forma Adjustments

With respect to the unaudited pro form balance sheet, no pro forma adjustments are included. With respect to the unaudited pro forma statements of income, adjustments related to the issuance of the Acquisition Shares and the AMI Note are included.

F-32

PART III – EXHIBITS

Index to Exhibits

Exhibit No.:	Description of Exhibit	Incorporated by Reference to:
2. Charter and Bylaws
2.1	Articles of Incorporation, as amended, since inception	Filed herewith.
2.2	Bylaws	Filed herewith.
3. Instruments defining the rights of securityholders
3.1	Promissory Note, $249,903.14 principal amount, in favor of American Metabolix, Inc.	Filed herewith
4. Subscription Agreement
4.1	Subscription Agreement	Filed herewith.
7. Plan of acquisition, reorganization, arrangement, liquidation, or succession
7.1	Asset Sale and Purchase Agreement between the Company and American Metabolix, Inc.	Filed herewith.
11. Consents
11.1	Consent of Newlan Law Firm, PLLC (see Exhibit 12.1)	Filed herewith.
12. Opinion re: Legality
12.1	Opinion of Newlan Law Firm, PLLC	Filed herewith.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arvada, State of Colorado, on September 1, 2023.

NXGEN BRANDS, INC. By: /s/ Joseph Lawanson Joseph Lawanson Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Joseph Lawanson Joseph Lawanson Chief Executive Officer, Chief Financial Officer, Secretary and Director	September 1, 2023

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